UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Ciena Corporation

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Ciena Corporation
1201 Winterson Road
Linthicum, Maryland 21090

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 14, 2010

To the stockholders of Ciena Corporation:

The 2010 Annual Meeting of Stockholders of Ciena Corporation will be held at The Westin Baltimore Washington Airport — BWI, located at 1110 Old Elkridge Landing Road, Linthicum, Maryland, on Wednesday, April 14, 2010 at 3:00 p.m. local time for the following purposes:

1.	To elect three members of the Board of Directors to serve as Class I directors for three-year terms ending in 2013, or until their respective successors are elected and qualified; and to elect one director, previously elected by the Board of Directors to fill a vacancy in Class III, to serve the remainder of his term as a Class III director ending in 2012, or until his respective successor is elected and qualified.

2.	To approve the amendment of the 2008 Omnibus Incentive Plan to increase the number of shares available for issuance thereunder by five million shares and to reduce the fungible share ratio applicable to full value awards granted under the plan; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as Ciena’s independent registered public accounting firm for the fiscal year ending October 31, 2010; and

4.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in the proxy statement accompanying this notice.

We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

As a stockholder of Ciena, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. Stockholders may listen to a webcast of the Annual Meeting by following the instructions that will be available on the “Investors” page of our website at www.ciena.com.

By Order of the Board of Directors,

David M. Rothenstein
Secretary

Linthicum, Maryland
February 25, 2010

i

CIENA CORPORATION
1201 WINTERSON ROAD
LINTHICUM, MARYLAND 21090

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 14, 2010

Our Board of Directors has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2010 Annual Meeting. The Annual Meeting will be held at The Westin Baltimore Washington Airport — BWI, located at 1110 Old Elkridge Landing Road, Linthicum, Maryland, on Wednesday, April 14, 2010 at 3:00 p.m. local time, or at any adjournment thereof. We mailed our Notice of Internet Availability of Proxy Materials to each stockholder entitled to vote at the Annual Meeting on or about February 25, 2010.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote at the Annual Meeting?

The Board of Directors has set February 16, 2010 as the record date for the Annual Meeting. If you were the owner of Ciena common stock at the close of business on February 16, 2010, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date.

A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 1201 Winterson Road, Linthicum, Maryland 21090, and at the time and place of the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

A majority of our shares of common stock outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 92,569,766 shares of Ciena common stock outstanding. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or properly submit your proxy prior to the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•	the election of three Class I directors to the Board of Directors for three-year terms ending in 2013, or until their respective successors are elected and qualified; and the election of one director, previously elected by the Board of Directors to fill a vacancy in Class III, to serve the remainder of his term ending in 2012 or until his successor is elected and qualified; and

•	the approval of the amendment of the 2008 Ominibus Incentive Plan to increase the number of shares available under the plan by five million shares and to reduce the fungible share ratio applicable to full value awards granted under the plan; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2010.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” the election of the three Class I nominees and the Class III nominee named in this proxy statement; and

•	“FOR” the approval of the amendment of the 2008 Omnibus Incentive Plan; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How many votes are required to approve each proposal?

In the case of an uncontested election, our bylaws require that each director be elected by the vote of the majority of the votes cast by holders of shares present in person or represented by proxy at the Annual Meeting. For this purpose, a majority of the votes cast means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election. For more information regarding the Board’s required procedures and disclosures associated with this majority vote standard, please see “Majority Vote Standard in Director Elections” in the “Corporate Governance and the Board of Directors” section below. In the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), directors will be elected by plurality vote.

Approval of the amendment of the 2008 Omnibus Incentive Plan and the ratification of the appointment of our independent registered public accounting firm each require the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on these proposals.

How are votes counted?

You may vote “FOR,” “AGAINST” or “ABSTAIN” as to any of the proposals to be presented at the Annual Meeting that are set forth in this proxy statement. If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will not count as a vote for or against the proposals at the Annual Meeting and will have no effect on the outcome of the election of our directors in an uncontested election or the outcome of the vote on the amendment of the 2008 Omnibus Incentive Plan and the ratification of the appointment of our independent registered public accounting firm.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has been approved. Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain routine items but not on other items. Broker non-votes will not be counted for purposes of the election of directors and will have no effect on the outcome of the vote on the amendment of the 2008 Omnibus Incentive Plan or the ratification of our independent registered public accounting firm.

What is the difference between holding shares as a “stockholder of record” and as a beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I vote my shares without attending the Annual Meeting?

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Annual Meeting in person.

If you are a stockholder of record, you may vote by Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are officers of Ciena. All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted by the proxy holders in accordance with the recommendations of the Board of Directors set forth above.

How do I vote my shares in person at the Annual Meeting?

Even if you plan to attend the Annual Meeting, we encourage you to vote by telephone or Internet, or by returning a proxy card following your request of printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, attend the Annual Meeting. If you are a stockholder of record, you may vote in person by marking and signing the ballot to be provided at the Annual Meeting. If you hold your shares in “street name,” you must first obtain a proxy in your name from your bank, broker or other stockholder of record in order to vote by ballot at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a Notice for each account. To ensure that all of your shares in each account are voted, you must vote in accordance with the Notice you receive for each account.

May I revoke my proxy and change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may revoke your proxy by submitting a written notice of revocation to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. You may also revoke your proxy by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing at that time that your prior proxy be revoked.

What happens if additional matters are presented at the meeting?

Management knows of no matters to be presented for action at the Annual Meeting other than those mentioned in this proxy statement and the deadline under our bylaws for stockholder proposals and director nominations has passed. However, if any additional matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Ciena. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxies will vote for such other candidate or candidates as may be nominated by the Board of Directors.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and will be subsequently published by us by the filing of a current report on Form 8-K with the SEC shortly following our Annual Meeting. This filing will be available on our website at www.ciena.com.

Who will bear the cost of soliciting votes for the Annual Meeting?

Our Board of Directors is making this solicitation and Ciena will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have engaged The Altman Group as our proxy solicitor to help us solicit proxies for a fee of $9,500, plus reasonable out of pocket expense. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of Ciena common stock, and normal handling charges may be paid for such forwarding service. Officers and other Ciena employees, who will receive no additional compensation for their services, may solicit proxies by mail, e-mail, via the Internet, personal interview or telephone.

PROPOSAL NO. 1

ELECTION OF CLASS I AND CLASS III DIRECTORS

General

Our Board of Directors currently consists of nine directors and is divided into three classes, each consisting of three directors. Each class of our Board of Directors serves a staggered three-year term. Class I, whose term expires at the Annual Meeting, consists of Lawton W. Fitt, Patrick H. Nettles, Ph.D., and Michael J. Rowny.

At the Annual Meeting, three directors will be elected to fill positions in Class I. Ms. Fitt, Dr. Nettles and Mr. Rowny, each of whom are current Class I directors, are the nominees for election at the Annual Meeting. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Governance and Nominations Committee and has been approved by the Board of Directors. Each of the nominees for Class I, if elected, will serve for a three-year term expiring at the 2013 Annual Meeting, or until his or her successor is elected and qualified.

On May 27, 2009, our Board of Directors elected Patrick T. Gallagher to fill a vacancy in Class III of the Board. Our bylaws limit the term of office of any director elected by the Board of Directors to fill a vacancy to a term that lasts until the first annual meeting following election. Our bylaws require that any director elected by the Board of Directors to fill such a vacancy stand for election at the next annual meeting to serve out the remainder of the term of the class to which such director was elected. If elected at the Annual Meeting, Mr. Gallagher will serve the remainder of his term as a Class III director until the 2012 Annual Meeting, or until his successor is elected and qualified.

Each of the nominees has consented to serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election, or declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board of Directors will be voted by the proxy holders for the election of any other person or persons as the Board of Directors may recommend, or our Board of Directors, at its option, may further reduce the number of directors that constitute the entire Board of Directors.

The following tables present information, including age, term of office and business experience, for each person nominated for election as a Class I or Class III director at the Annual Meeting.

Nominees for Election as Class I Directors with Terms Expiring in 2013

Lawton W. Fitt	Ms. Fitt, age 56, has served as a director of Ciena since November 2000. From October 2002 to March 2005, Ms. Fitt served as Director of the Royal Academy of Arts in London. From 1979 to October 2002, Ms. Fitt was an investment banker with Goldman Sachs & Co., where she was a partner from 1994 to October 2002, and a managing director from 1996 to October 2002. Ms. Fitt serves on the boards of directors of Thomson Reuters, Frontier Communications Company and The Progressive Corporation.

Patrick H. Nettles, Ph.D.	Dr. Nettles, age 66, has served as a director of Ciena since April 1994 and as Executive Chairman of the Board of Directors of Ciena since May 2001. From October 2000 to May 2001, Dr. Nettles was Chairman of the Board and Chief Executive Officer of Ciena, and he was President and Chief Executive Officer from April 1994 to October 2000. Dr. Nettles serves as a Trustee for the California Institute of Technology and serves on the boards of directors of Axcelis Technologies, Inc. and The Progressive Corporation. Dr. Nettles also serves on the board of directors of Apptrigger, Inc., a privately held company.

Michael J. Rowny	Mr. Rowny, age 59, has served as a director of Ciena since August 2004. Mr. Rowny has been Chairman of Rowny Capital, a private equity firm, since 1999. From 1994 to 1999, and previously from 1983 to 1986, Mr. Rowny was with MCI Communications in positions including President and Chief Executive Officer of MCI’s International Ventures, Alliances and Correspondent Group, acting Chief Financial Officer, Senior Vice President of Finance, and Treasurer. Mr. Rowny serves on the board of directors of Neustar, Inc.

Nominee for Election as Class III Director with Term Expiring in 2012

Patrick T. Gallagher	Mr. Gallagher, age 55, has served as a Director of Ciena since May 2009. Mr. Gallagher currently serves as Chairman of Ubiquisys Ltd., a leading developer and supplier of femtocells for the global 3G mobile wireless market. From January 2008 until February 2009,

Mr. Gallagher was Chairman of Macro 4 plc, a global software solutions company, and from May 2006 until March 2008, served as Vice Chairman of Golden Telecom Inc., a leading facilities-based provider of integrated communications in Russia and the CIS. From 2003 until 2006, Mr. Gallagher was Executive Vice Chairman and served as Chief Executive Officer of FLAG Telecom Group and, prior to that role, held various senior management positions at British Telecom. Mr. Gallagher also serves on the board of directors of Harmonic Inc. and Sollers JSC.

The following tables present information, including age, term of office and business experience for those directors in Class II and Class III whose terms of office will continue after the Annual Meeting.

Class II Directors with Terms Expiring in 2011

Harvey B. Cash	Mr. Cash, age 71, has served as a Director of Ciena since April 1994. Mr. Cash is a general partner of InterWest Partners, a venture capital firm in Menlo Park, California, which he joined in 1985. Mr. Cash serves on the boards of directors of First Acceptance Corp., Silicon Laboratories, Inc. and Argonaut Group, Inc.

Judith M. O’Brien	Ms. O’Brien, age 59, has served as a Director of Ciena since July 2000. Since November 2006, Ms. O’Brien has served as Executive Vice President and General Counsel of Obopay, Inc., a provider of mobile payment services. From February 2001 until October 2006, Ms. O’Brien served as a Managing Director at Incubic Venture Fund, a venture capital firm. From August 1980 until February 2001, Ms. O’Brien was a lawyer with Wilson Sonsini Goodrich & Rosati, where, from February 1984 to February 2001, she was a partner specializing in corporate finance, mergers and acquisitions and general corporate matters.

Gary B. Smith	Mr. Smith, age 49, joined Ciena in 1997 and has served as President and Chief Executive Officer since May 2001. Mr. Smith has served on Ciena’s Board of Directors since October 2000. Mr. Smith also serves on the board of directors for CommVault Systems, Inc. Mr. Smith also serves as a member of the Global Information Infrastructure Commission.

Class III Directors with Terms Expiring in 2012

Stephen P. Bradley, Ph.D.	Professor Bradley, age 68, has served as a Director of Ciena since April 1998. Professor Bradley is the Baker Foundation Professor and William Ziegler Professor of Business Administration Emeritus at the Harvard Business School. A member of the Harvard faculty since 1968, Professor Bradley is also Chairman of Harvard’s Executive Program in Competition and Strategy: Building and Sustaining Competitive Advantage. Professor Bradley serves on the boards of directors of i2 Technologies, Inc. and the Risk Management Foundation of the Harvard Medical Institutions.

Bruce L. Claflin	Mr. Claflin, age 58, has served as a Director of Ciena since August 2006. Mr. Claflin served as President and Chief Executive Officer of 3Com Corporation from January 2001 until his retirement in February 2006. Mr. Claflin joined 3Com as President and Chief Operating Officer in August 1998. Prior to 3Com, Mr. Claflin served as Senior

Vice President and General Manager, Sales and Marketing, for Digital Equipment Corporation. Mr. Claflin also worked for 22 years at IBM, where he held various sales, marketing and management positions, including general manager of IBM PC Company’s worldwide research and development, product and brand management, as well as president of IBM PC Company Americas. Mr. Claflin also serves on the board of directors of Advanced Micro Devices (AMD) where he is currently Chairman of the Board.

Proposal No. 1 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the election of the three Class I nominees and the Class III nominee listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Ciena has adopted a number of policies and practices, some of which are described below, that highlight its commitment to sound corporate governance principles. Ciena also maintains a corporate governance page on its website that includes additional information and copies of its bylaws, as well as the codes of conduct, governance principles, Audit Committee charter, Compensation Committee charter and Governance and Nominations Committee charter. The corporate governance page can be found by clicking on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com.

Independent Directors

In accordance with the current listing standards of The NASDAQ Stock Market, the Board of Directors, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board of Directors has determined that, with the exception of Dr. Nettles and Mr. Smith, both of whom are employees of Ciena, all of its members are “independent directors,” using the definition of that term in the listing standards of The NASDAQ Stock Market. All members of the Board’s standing Audit, Compensation and Governance and Nominations Committees, more fully described below, are also independent directors.

Communicating with the Board of Directors

The Board of Directors has adopted a procedure for receiving and addressing communications from stockholders. Stockholders may send written communications to the entire Board of Directors, to the independent directors serving on the Board, or to any of the Board’s committees, by addressing communications to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. Communication by e-mail should be addressed to ir@ciena.com and marked “Attention: Corporate Secretary” in the “Subject” field. Our General Counsel serves as Corporate Secretary and determines, in his discretion, whether the nature of the communication is such that it should be brought to the attention of the Board, the independent directors or one of the Board committees. As a general matter, the Corporate Secretary does not forward spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or offensive or inappropriate material. In assessing communications to the Board of Directors, the Corporate Secretary takes into account the source of the communication, including the number of shares held by the stockholder (if available), the relevance and reasonableness of the suggestions or ideas contained in the communication, and such other information as he deems relevant to a determination of the value of the information to the performance of the Board’s responsibilities. In case of doubt, the Corporate Secretary errs on the side of transmitting the communication to the directors.

Codes of Ethics

Ciena has adopted a Code of Business Conduct and Ethics that is applicable to all of its directors, officers and employees. The Code of Business Conduct and Ethics reflects Ciena’s policy of dealing with all persons, including our customers, employees, investors, and suppliers, with honesty and integrity. All new employees are required to complete training on our Code of Business Conduct and Ethics and we conduct periodic courses related to specific topics contained therein.

Ciena has also adopted a Code of Ethics for Senior Financial Officers that is specifically applicable to Ciena’s Chief Executive Officer, Chief Financial Officer and Controller. Its purpose is to promote honest and ethical conduct, and compliance with the law, particularly as it relates to the maintenance of Ciena’s financial records and the preparation of financial statements filed with the SEC. Our Code of Ethics for Senior Financial Officers complies with the requirements of Section 406(c) of the Sarbanes-Oxley Act.

A copy of Ciena’s Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers can each be found on the “Corporate Governance” page of the “Investors” portion of our website at www.ciena.com. You may also obtain copies of these documents without charge by writing to: Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary.

Principles of Corporate Governance, Bylaws and Other Governance Documents

Our Board of Directors has adopted Principles of Corporate Governance and other corporate governance documents that supplement certain provisions of our bylaws and relate to, among other things, the composition, structure, interaction and operation of the Board of Directors. Some of the key governance features of our Principles of Corporate Governance, bylaws and other governance documents are summarized below.

Majority Vote Standard in Director Elections.  Ciena’s bylaws and Principles of Corporate Governance provide that, in the case of an uncontested election, each director be elected by the vote of the majority of the votes cast by holders of shares present in person or represented by proxy at the Annual Meeting. For this purpose, a majority of the votes cast means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election. In the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), however, directors will be elected by plurality vote.

As a condition of their nomination, incumbent directors and director nominees are required to submit to Ciena an irrevocable resignation that becomes effective only if (i) that person fails to receive a majority vote in an election; and (ii) the Board of Directors accepts his or her resignation. Should any director fail to receive a majority of the votes cast in an uncontested election, the Governance and Nominations Committee will promptly consider the resignation and recommend to the Board whether to accept or reject it, or whether other action should be taken. No later than 90 days following the date of the certification of the election results, the Board of Directors will disclose its decision by press release and a Form 8-K filed with the SEC. The Board of Directors will provide a full explanation of the process by which the decision was reached and, if applicable, the rationale for rejecting the resignation. If a resignation is accepted by the Board, the Governance and Nominations Committee will recommend to the Board whether to fill the vacancy or to reduce the size of the Board of Directors.

Any director whose resignation is being considered is not permitted to participate in the recommendation of the Governance and Nominations Committee or the decision of the Board as to his or her resignation. If the resignations of a majority of the members of the Governance and Nominations Committee have become effective as a result of the voting, the remaining independent directors will appoint a special committee among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.

Selection of Board Members; Vacancies.  Ciena’s bylaws limit the term of office of any director elected by the Board of Directors to fill a vacancy, to a term that lasts until the first annual meeting following election.

Service on Other Boards of Directors.  Ciena’s Board of Directors believes that directors should not serve on more than four other boards of public companies in addition to our Board of Directors. In the event that a director wishes to join the board of directors of another public company in excess of the limit above, our Board, in its sole discretion, will determine whether service on the additional board of directors is likely to interfere with the performance of the director’s duties to Ciena, taking into account the individual, the nature of his or her other activities and such other factors or considerations as our Board of Directors deems relevant. In selecting nominees for membership, the Governance and Nominations Committee and the Board will take into account the other demands on the time of a candidate, and avoid candidates whose other responsibilities might interfere with effective service on our Board of Directors.

Change in Principal Occupation of Director.  In some cases, when a director changes his or her principal occupation, the change may result in an increased workload, actual or apparent conflicts of interest, or other consequences that may affect his or her ability to continue to serve on Ciena’s Board of Directors. As a result, the Board of Directors has determined that when a director substantially changes his or her principal occupation, including by retirement, that director will tender his or her resignation to the Board of Directors. In considering the notice of resignation, the Governance and Nominations Committee will weigh such factors as it deems relevant and recommend to the Board of Directors whether the resignation should be accepted, and the Board will act promptly on the matter.

Stock Ownership Requirements.  In the fall of 2009, in order to further align the interest of Ciena’s executive officers and directors with the interest of its stockholders, and to promote Ciena’s commitment to sound corporate governance, the Board of Directors adopted stock ownership guidelines for executive officers and revised stock ownership guidelines for outside directors previously contained in the Principles of Corporate Governance. A summary of these guidelines is set forth in “Compensation Discussion and Analysis” under the heading “Stock Ownership Guidelines.”

Lead Independent Director.  One of our independent Board members is elected to serve as lead independent director. The lead independent director is responsible for coordinating the activities of the other independent directors and has the authority to preside at all meetings of the Board of Directors at which the Executive Chairman is not present, including executive sessions of the independent directors. The lead independent director serves as principal liaison on Board-wide issues between the independent directors and the Executive Chairman, and approves meeting schedules and agendas and monitors the quality of information sent to the Board. The lead independent director may also recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by stockholders, when appropriate, the lead independent director will also be available for consultation and direct communication. Mr. Cash currently serves as Ciena’s lead independent director.

Separate Chairman and CEO.  Although our Board of Directors does not have a policy on whether the roles of Chief Executive Officer and Chairman should be separate, Ciena has maintained these positions as separate since 2001.

Committee Responsibilities.  The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominations Committee. Each committee meets regularly and has a written charter that is available on the “Corporate Governance” page of the “Investors” portion of our website at www.ciena.com. At each regularly scheduled Board meeting, the chairperson or a member of each committee reports on any significant matters addressed by the committee.

Executive Sessions.  Our independent directors on the Board of Directors meet regularly in executive session without employee-directors or other executive officers present. The lead independent director presides at these meetings.

Outside Advisors.  The Board of Directors, and each of its standing committees, may retain outside advisors and consultants at its discretion and at Ciena’s expense. Management’s consent to retain outside advisors is not required.

Board Effectiveness.  To ensure that our Board of Directors and its committees are performing effectively and in the best interests of Ciena and its stockholders, the Board performs an annual assessment of itself, its Committees and each of its members.

Copies of our Principles of Corporate Governance and bylaws can be found on the “Corporate Governance” page of the “Investors” portion of our website at www.ciena.com.

Committees of the Board of Directors and Meetings

During fiscal 2009, the Board of Directors held 17 meetings. The higher than typical number of meetings was principally the result of the Board’s extensive consideration and approval of Ciena’s pending acquisition of substantially all of the optical networking and carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business. The three standing committees of the Board of Directors held meetings as follows:

•	the Audit Committee held eight meetings;

•	the Compensation Committee held nine meetings; and

•	the Governance and Nominations Committee held five meetings.

All of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the committees on which they served during fiscal 2009. Ciena encourages, but does not require, members of the Board of Directors to attend the Annual Meeting. Two members of the Board of Directors attended Ciena’s 2009 Annual Meeting.

Committee Composition

The table below details the composition of Ciena’s standing Board committees. Mr. Smith and Dr. Nettles do not serve on committees of the Board of Directors.

Governance and
	Audit	Compensation	Nominations
Director Name	Committee	Committee	Committee

Stephen P. Bradley, Ph.D.	X		X
Harvey B. Cash		X	Chairperson
Bruce L. Claflin	X	X
Lawton W. Fitt	Chairperson
Judith M. O’Brien		Chairperson	X
Michael J. Rowny	X
Patrick T. Gallagher	X

Audit Committee

The Audit Committee falls within the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (“Exchange Act”). In addition to meeting The NASDAQ Stock Market’s tests for director independence, directors on audit committees must meet two basic criteria set forth in the SEC’s rules. First, audit committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from Ciena or an affiliate of Ciena, other than in the member’s capacity as a member of the Board of Directors and any Board committee. Second, a member of an audit committee may not be an affiliated person of Ciena or any subsidiary of Ciena apart from his or her capacity as a member of the Board of Directors and any Board committee. The Board of Directors has determined that each member of the Audit Committee meets these independence requirements, in addition to the independence criteria established by The NASDAQ Stock Market. The Board of Directors has determined that Mr. Rowny is an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Exchange Act.

Among its responsibilities, the Audit Committee appoints and establishes the compensation for Ciena’s independent registered public accounting firm, approves in advance all engagements with Ciena’s independent registered public accounting firm to perform audit and non-audit services, reviews and approves the procedures used by Ciena to prepare its periodic reports, reviews and approves Ciena’s critical accounting policies, discusses the plans and reviews results of the audit engagement with Ciena’s independent registered public accounting firm, reviews the independence of Ciena’s independent registered public accounting firm, and oversees Ciena’s internal audit function and Ciena’s accounting processes, including the adequacy of its internal controls over financial reporting. Ciena’s independent registered public accounting firm and internal audit department report directly to the

Audit Committee. The Audit Committee also reviews and considers any related person transactions in accordance with our Policy on Related Person Transactions and applicable rules of The NASDAQ Stock Market.

Compensation Committee

The Compensation Committee has responsibility, authority and oversight relating to the development of Ciena’s overall compensation strategy and compensation programs. The Compensation Committee establishes our compensation philosophy and policies, and administers compensation plans for executive officers and non-executive employees. The Compensation Committee seeks to assure that our compensation practices promote stockholder interests and support our compensation objectives and philosophy. Ciena’s compensation program for executive officers focuses on addressing the following principal objectives:

•	attract and retain talented personnel by offering competitive compensation packages;

•	motivate employees to achieve strategic and tactical objectives and the profitable growth of Ciena;

•	reward employees for individual and corporate performance; and

•	align executive compensation with stockholder interests.

In making compensation decisions, the Committee also seeks to promote teamwork among and high morale within our executive team.

The Compensation Committee determines the compensation of our executive officers. As part of this determination, the Compensation Committee annually evaluates the performance of our Chief Executive Officer and Executive Chairman, and considers evaluations by or recommendations from our Chief Executive Officer of the other executive officers. The Committee also receives information from its compensation consultant. The Committee reviews and has final authority to approve and make decisions with respect to the compensation of Ciena’s executive officers. For detailed information regarding the Compensation Committee, its determination of the form and amount of compensation paid to our executive officers, including the “Named Executive Officers,” and Mr. Smith’s role in such determination, please see “Compensation Discussion and Analysis” below.

The members of the Compensation Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, meet the requirements of Rule 16b-3 of the Exchange Act and comply with the independence requirements of The NASDAQ Stock Market. The Compensation Committee’s charter permits the Committee to delegate authority to our Chief Executive Officer in connection with new hires, promotions and other discretionary awards. The Compensation Committee has delegated limited authority to Mr. Smith to make equity awards to employees, who are not part of the executive leadership team, within certain parameters and guidelines applicable to, among other things, the size, terms and conditions of such awards.

Compensation Consultant.  To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors. For purposes of advice and consultation with respect to compensation of our executive officers during fiscal 2009, the Committee engaged Compensia, Inc., a national compensation consulting firm. In establishing executive compensation for fiscal 2009, the Compensation Committee relied upon Compensia to:

•	assist in the selection of a group of peer companies;

•	provide information on compensation paid by peer companies to their executive officers;

•	provide survey data to supplement publicly available information on compensation paid by peer companies;

•	advise on alternative structures, forms of compensation and allocation considerations;

•	advise the Committee on appropriate levels of compensation for the Named Executive Officers and the other members of the executive leadership team; and

•	prepare “tally sheets” showing, for each executive officer, all elements of compensation received in previous fiscal years, equity grant detail, the projected value of vested and unvested awards outstanding, and a competitive assessment of compensation relative to a peer group.

Compensia was engaged exclusively by the Compensation Committee of the Board of Directors during fiscal 2009 and, except as set forth below regarding the development of compensation for the Board of Directors, provided no other services on behalf of Ciena. In order to assure Compensia’s continued independence and to avoid any actual or apparent conflict of interest, the Committee does not permit Ciena to engage Compensia to perform any services beyond those services provided to the Committee. The Committee has sole authority to retain or replace Compensia as the Committee’s executive compensation consultant.

Governance and Nominations Committee

The Governance and Nominations Committee reviews, develops and makes recommendations regarding various aspects of the Board of Directors, including its size, composition, standing committees and practices. The Governance and Nominations Committee also reviews and implements corporate governance policies, practices and procedures. The Governance and Nominations Committee conducts an annual review of the performance of the Board of Directors and its individual members. The Governance and Nominations Committee is also responsible for making recommendations to the Board of Directors regarding the compensation of its non-employee members. The members of the Governance and Nominations Committee are all independent directors under applicable rules of The NASDAQ Stock Market.

The Governance and Nominations Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board of Directors, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibilities to nominate candidates for election to the Board of Directors, the Governance and Nominations Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Governance and Nominations Committee seeks to assure that the Board of Directors is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to Ciena’s needs, including sufficient individuals to meet the requirements of the various rules and regulations of The NASDAQ Stock Market and the SEC, such as the requirements to have a majority of independent directors and an audit committee financial expert. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Governance and Nominations Committee determines whether the incumbent director is willing to stand for re-election. If so, the Governance and Nominations Committee evaluates his or her performance to determine suitability for continued service, taking into consideration the value of continuity and familiarity with Ciena’s business. In addition, it is the policy of the Governance and Nominations Committee to consider recommendations for nomination from any reasonable source, including Ciena’s officers, directors and stockholders. In considering these recommendations, the Governance and Nominations Committee utilizes the same standards described above, and considers the current size and composition of the Board, and the needs of the Board and its committees. When appropriate, the Governance and Nominations Committee may retain executive recruitment firms to assist in identifying suitable candidates. Stockholders who wish to recommend potential nominees may address their recommendations in writing to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. For a description of the process by which stockholders may nominate directors in accordance with our bylaws, please see “Stockholder Proposals for 2011 Annual Meeting” below.

Compensation Committee Interlocks and Insider Participation

Messrs. Cash and Claflin and Ms. O’Brien, who comprised the Compensation Committee as of the end of fiscal 2009, are each independent directors and were not, at any time during fiscal 2009, or at any other time, officers or employees of Ciena. During fiscal 2009, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Ciena served.

DIRECTOR COMPENSATION

Our director compensation program is designed to attract and retain highly qualified, independent directors to represent stockholders on the Board of Directors and act in their best interest. The Governance and Nominations Committee, which consists solely of independent directors, has primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board of Directors.

Our Board of Directors includes two Ciena executive officers: Dr. Nettles, who serves as Executive Chairman of the Board, and Gary Smith, who serves as Ciena’s President and Chief Executive Officer. As a Named Executive Officer, information regarding the determination of Mr. Smith’s compensation can be found in the “Compensation Discussion and Analysis” below. Mr. Smith does not receive compensation for his service as a director. Additional information regarding his compensation as an executive officer can be found in the “Executive Compensation Tables” below. Except as set forth in “Equity Compensation” below, Dr. Nettles does not receive compensation for his services as a director.

Determination of Fiscal 2009 Board Compensation

In determining Board compensation for fiscal 2009, the Compensation Committee engaged Compensia, a national compensation consulting firm, to assist in evaluating the competitiveness of our director compensation program in late 2008. This evaluation was then reviewed by our Governance and Nominations Committee. The Governance and Nominations Committee also considered an overview of the corporate governance environment as well as recent trends and developments relating to director compensation. The Governance and Nominations Committee specifically considered the amount and various components of our director compensation program, as well as the aggregate director compensation costs, in comparison to the boards of directors of the same group of peer companies that the Compensation Committee used in determining executive officer compensation. A list of these companies used in the peer group can be found in “Compensation Discussion and Analysis” below. The Governance and Nominations Committee considered this competitive analysis in its recommendations to the Board of Directors relating to fiscal 2009 Board compensation.

In analyzing the then existing compensation program for the Board of Directors, the Governance and Nominations Committee determined that, while compensation for certain committee chairpersons was at or above the 50th percentile of the peer group, Ciena’s average annual director compensation, on an individual and aggregate basis, was below the 50th percentile of the peer group, with cash compensation for general board service below the 25th percentile of the peer group. In assessing then current director and committee retainer payments, and per-meeting attendance fees, the Governance and Nominations Committee considered that less than half of the peer group offered director compensation based on meeting attendance, preferring a retainer-only compensation model. The Governance and Nominations Committee also considered that Ciena’s current mix of compensation more heavily favored equity over cash, while the peer group had a more balanced mix.

With regard to equity compensation, the Governance and Nominations Committee considered its recent practice of granting annual RSU awards of a fixed number of shares to directors, and its desire to neutralize compensation variability from year to year resulting from stock price volatility. The Governance and Nominations Committee determined to discontinue its practice of fixed share grants in favor of awards that target a delivered compensation value. In reaching this decision, the Governance and Nominations Committee noted that 60% of the peer group used equity awards based upon a targeted delivered value, and that this approach was consistent with Ciena’s historical practice for granting equity awards to Ciena’s executive officers. In setting the targeted delivered value, the Governance and Nominations Committee considered the delivered values for initial and annual awards made by the companies in the peer group. The Governance and Nominations Committee also considered whether to change its recent practice of granting RSU awards with a one-year, service-based vesting requirement, and the terms and conditions associated with any acceleration of vesting of such awards. Under the 2008 Omnibus Incentive Plan, only 5% of the shares authorized for award thereunder may be issued in the form of RSU awards that are eligible for acceleration of vesting upon instances beyond death, disability, retirement or a change of control of Ciena, or that have a service-based vesting schedule shorter than three years.

After considering the factors above and the recommendations of the Governance and Nominations Committee, our Board of Directors approved a revised director compensation program for fiscal 2009. The cash and equity components of the fiscal 2009 director compensation program are described below.

Cash Compensation.  Our cash compensation program for non-employee directors for fiscal 2009 was as follows:

Amount
Retainer Payment	($)

Annual Retainer for Non-Employee Director	$50,000
Additional Lead Outside Director Retainer	$10,000
Audit Committee Annual Retainer	$30,000 (Chairperson) $10,000 (other directors)
Compensation Committee Annual Retainer	$15,000 (Chairperson) $5,000 (other directors)
Governance and Nominations Committee Annual	$10,000 (Chairperson)
Retainer	$4,000 (other directors)

Under this program, the Board of Directors does not pay meeting attendance fees unless the Board, or any standing Board committee, is required to hold an unusually high number of meetings. In the event that the Board or a standing Board committee holds more than ten meetings in a fiscal year, each non-employee director serving on that committee will be entitled to receive an additional $1,500 per meeting for the Chairperson, and $1,000 for other directors. In the event that the Board, or a standing Board committee, creates a special committee or subcommittee that holds more than three meetings in a fiscal year, each non-employee director serving on that committee will be entitled to receive an additional $1,000 per meeting.

We pay the retainer fees set forth above in quarterly installments. Meeting attendance fees, when applicable, are generally paid promptly following the end of the fiscal year, and directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Equity Compensation.  Our equity compensation program for non-employee directors and Dr. Nettles for fiscal 2009 was as follows:

Targeted Delivered Value
Equity Award Grant	($)

Initial RSU Grant Upon Election or Appointment	$100,000
Annual RSU Grant — Non-Employee Directors	$100,000
Annual RSU Grant — Executive Chairman of the Board	$100,000

Initial equity awards are made upon first election or appointment to the Board of Directors with the targeted delivered value prorated for the fiscal year based on date of election or appointment. Initial equity awards vest in equal annual installments over a three-year period from the date of grant. Annual equity awards are made on the date of each Annual Meeting of stockholders and vest in equal annual installments over a three-year period from the date of grant. In each case, the actual number of shares underlying these RSU awards is based on the average closing price of Ciena’s common stock over the 30-day period immediately prior to the date of the grant. Vesting of the RSU awards is subject to acceleration upon the director’s death, disability, retirement or upon or in connection with a change in control of Ciena. Delivery of the shares upon vesting is subject to any applicable instruction provided by the director under the Directors’ Restricted Stock Deferral Plan described below.

Director Compensation Table

The following table and the accompanying footnotes describe the “total compensation” received by our non-employee directors and Dr. Nettles during fiscal 2009.

Total compensation does not reflect the actual compensation received by our directors in fiscal 2009. Total compensation includes the dollar amounts set forth in the “Stock Awards” and “Option Awards” columns. These amounts reflect the compensation expense we recognized for financial reporting purposes with respect to equity awards granted to directors during fiscal 2009, as well as awards granted in prior fiscal years, to the extent such awards remained unvested in whole or in part at the beginning of fiscal 2009. The compensation expense reported in the “Stock Awards” and “Option Awards” columns will likely vary from the actual amount ultimately realized by any director based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise or sale of shares, the effect of any applicable instruction to defer delivery, and the market price of our common stock.

Director Compensation Table

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Patrick H. Nettles, Ph.D.	—	$105,019	—	$326,979	$431,998
Stephen P. Bradley, Ph.D.	$67,000	$64,350	—	—	$131,350
Harvey B. Cash	$82,000	$64,350	—	—	$146,350
Bruce L. Claflin	$68,500	$82,164	$32,580	—	$183,244
Lawton W. Fitt	$86,000	$64,350	—	—	$150,350
Judith M. O’Brien	$76,000	$64,350	—	—	$140,350
Michael J. Rowny	$67,000	$64,350	—	—	$131,350
Patrick T. Gallagher	$27,500	$11,938	—	—	$39,438

(1)	Reflects the aggregate dollar amount of all cash compensation earned for service as a director, including the retainers and meeting attendance fees described in “Cash Compensation” above.

(2)	Reflects the amount of share-based compensation expense we recognized for financial statement reporting purposes for stock awards for each director as reported in our fiscal 2009 audited financial statements. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts reported above represent the compensation expense associated with the annual RSU awards granted on March 25, 2009. Because annual equity awards to directors have historically been granted on the date of the Annual Meeting of stockholders (typically March or April of each year) and our fiscal year ends on October 31 each year, the compensation expense associated with these awards is recognized across two fiscal years. As a result, the amount reported above also includes a portion of the compensation expense related to RSU awards granted to directors in fiscal 2008, to the extent these awards were unvested at the beginning of fiscal 2009. For Messrs. Claflin and Gallagher, the amounts reported reflect compensation expense related to initial RSU awards granted when they joined the Board of Directors in fiscal 2006 and fiscal 2009, respectively. Each such initial RSU award vests over a three-year period. For Dr. Nettles, the amount reported also reflects share-based compensation expense during fiscal 2009 related to his 6,500 share RSU award granted in fiscal 2008, as compared to the 3,250 share awards issued to the non-employee directors at that time. This distinction in grant amount was discontinued in fiscal 2009. The full grant date fair value of RSUs awarded to each director in fiscal 2009 was approximately: (a) $83,400 for Mr. Gallagher; and (b) $118,000 for annual RSU awards granted to the other directors, in each case based upon the calculation of targeted delivered value described in “Equity Compensation” above. This amount reflects, as of the grant date, the total compensation expense for financial statement reporting purposes that we would expect to incur over the three-year vesting period for these awards.

(3)	We have not granted stock options to our directors since fiscal 2006 and stock options are no longer part of our equity compensation program for directors. The amount reported above represents the compensation expense we recognized for financial statement reporting purposes in fiscal 2009 for a stock option award granted to Mr. Claflin upon his initial election to the Board of Directors in fiscal 2006, a portion of which remained unvested at the beginning of fiscal 2009. Pursuant to SEC rules, this amount excludes the impact of estimated forfeitures related to service-based vesting conditions. For information regarding the relevant assumptions made in calculating compensation expense for stock options, please refer to the information set forth in the footnotes to the “Summary Compensation Table” in “Executive Compensation Tables” below.

(4)	Non-employee directors do not receive any perquisites as part of their compensation. Dr. Nettles does not receive cash compensation for his service as a director. The amount reported for Dr. Nettles reflects (a) his $300,000 salary for service as an executive officer, (b) the incremental expense of an insurance premium paid by Ciena for a supplemental executive long-term disability insurance policy held by Dr. Nettles, (c) the cost of tax preparation service reimbursement and related tax gross-up made available to executive officers; and (d) Section 401(k) plan matching contributions paid by Ciena and available to all full-time U.S. employees on the same terms.

Outstanding Equity Awards for Directors at Fiscal Year End

The following table sets forth, on an aggregate basis, information related to unexercised stock options and unvested RSU awards held by each of the non-employee directors and Dr. Nettles as of the end of fiscal 2009. All of the stock options held by our directors reported in the table below were fully vested and “out-of-the-money,” based upon the $11.73 closing market price per share of Ciena common stock at the end of fiscal 2009. We have not granted stock options to our non-employee directors since fiscal 2006.

Outstanding Equity Awards at Fiscal Year-End

	Unexercised Option Awards		Stock Awards
	Aggregate	Aggregate
	Number of	Number of	Aggregate
	Shares	Shares	Number of
	Underlying	Underlying	Unvested
	Exercisable	Unexercisable	Shares
	Options	Options	or Units
Name	(#)	(#)	(#)

Patrick H. Nettles, Ph.D.	150,755	—	15,835
Stephen P. Bradley, Ph.D.	30,427	—	15,835
Harvey B. Cash	30,427	—	15,835
Bruce L. Claflin	6,428	—	15,835
Lawton W. Fitt	37,336	—	15,835
Judith M. O’Brien	36,850	—	15,835
Michael J. Rowny	13,451	—	15,835
Patrick T. Gallagher	—	—	7,688

Directors’ Restricted Stock Deferral Plan

The Directors’ Restricted Stock Deferral Plan allows non-employee directors to defer receipt of all or a portion of the shares underlying RSU awards granted in connection with their service on the Board of Directors. Generally, deferral elections may only be made as to awards to be granted in subsequent calendar year. Directors can elect the amount deferred, the deferral period and the form of distribution of their shares. If a director elects to defer any portion of an award, upon the vesting of that award, we credit a stock account with the amount deferred. There are no other investment options under the plan and all accounts are distributed in shares of Ciena common stock. Distributions may be made in a lump sum or installments, as designated by the participating director, subject to early distribution of vested awards in a lump sum in the event of the participant’s death, termination of service, a change in control of Ciena or termination of the plan.

PROPOSAL NO. 2

AMENDMENT OF THE 2008 OMNIBUS INCENTIVE PLAN

Overview

We are requesting that our stockholders vote in favor of the proposed amendment of our 2008 Omnibus Incentive Plan. In this proxy statement, we sometimes call this plan the “2008 Plan.” On February 15, 2010, upon recommendation of our Compensation Committee, our Board of Directors approved the amendment of the 2008 Plan described in this proposal, subject to stockholder approval at the Annual Meeting. If approved by the stockholders, the amendment will:

•	increase, by five million shares, the number of shares of Ciena common stock available for issuance under the 2008 Plan; and

•	decrease from 1.6 to 1.31, the fungible share ratio used for purposes of counting full-value awards, such as restricted stock units (RSUs), granted under the 2008 Plan against the shares remaining available under such plan.

A copy of the proposed amendment of the 2008 Plan is attached as Annex A to this proxy statement.

As of January 31, 2010, approximately 1,243,982 shares remained available for issuance under the 2008 Plan. We believe that this remaining amount is insufficient to meet our future compensation requirements, on a stand-alone Ciena basis, during fiscal 2010 and beyond.

This issue of share exhaustion under the 2008 Plan will become even more acute over a longer term as we expect to significantly increase headcount in connection with our pending acquisition of substantially all of the optical networking and carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business (the “Nortel Transaction”), which we expect to close prior to the Annual Meeting. We expect that we will add at least 2,000 new employees, nearly doubling our overall employee headcount, as a result of the Nortel Transaction. Importantly, given the nature of the Nortel Transaction as an asset acquisition, we will not be assuming any Nortel equity plans or outstanding Nortel equity awards in connection with the transaction. As a result, our Board of Directors adopted our 2010 Inducement Equity Award Plan (the “Inducement Plan”) to grant “new hire” equity awards to induce certain eligible employees of Nortel to join Ciena upon the closing of the Nortel Transaction. The Inducement Plan was intentionally structured by the Board of Directors for this limited purpose and the plan is not intended as a means by which to grant equity awards to any employees of the combined company on a going forward basis. In fact, the Inducement Plan will automatically terminate one year following the closing date of the Nortel Transaction. As such, unlike the 2008 Plan to which we are proposing to add shares, the Inducement Plan will have no utility as far as granting future equity awards to employees of the combined company, and will not serve as a tool for promoting our equity compensation strategy going forward.

While many companies’ equity plans do not incorporate a fungible share ratio, we believe that this feature of our 2008 Plan reflects our commitment to best practices and effective management of equity compensation. The requested reduction of our fungible share ratio is intended to more closely reflect the current relative fair value of Ciena’s stock option awards and full value awards such as RSUs. The 2008 Plan currently counts each share underlying an RSU award granted under the plan as an issuance of 1.6 shares for purposes of calculating shares available for future award under the plan. This ratio of 1.6 -to-1 reflects the relative fair value of full value awards, as compared to Ciena stock options, that was applicable as of December 2007, when we were preparing the proxy statement to obtain stockholder approval for the 2008 Plan. Giving effect to a significant reduction in the market price of our common stock and a relative increase in the fair value of our stock options since that time, our current fungible share ratio no longer reflects an equivalent fair value comparison. As a result, this ratio disproportionately counts the grant of full value awards for purposes of determining shares that remain available under the 2008 Plan. The combination of the effect of our high current fungible share ratio, our increased reliance upon RSUs as our preferred equity compensation instrument, and declines in our trading price have resulted in increased share usage under the 2008 Plan. The Board of Directors believes that, based on an external valuation methodology, the proposed amendment is necessary to reflect an equivalent fair value comparison of our RSU and stock option awards.

Why You Should Vote for the Amendment of the 2008 Plan

We believe that the 2008 Plan is important to our continued growth and success. The purpose of the 2008 Plan is to attract, motivate and retain highly qualified officers, directors, key employees and other key individuals. We believe that providing these individuals an opportunity to acquire a direct proprietary interest in the operations and future success of Ciena will motivate these individuals to serve Ciena and to expend maximum effort to improve our business and results of operations. We believe that an equity award grant under the 2008 Plan will be a valuable incentive to participants and will benefit stockholders by aligning more closely the interests of 2008 Plan participants with those of our stockholders.

A combination of factors, including increased hiring activity and headcount additions from our acquisition of World Wide Packets in 2008, along with increased reliance upon RSUs for equity compensation, the application of a relatively high fungible share ratio, and declines in the trading price of our common stock in prior periods, have driven increased share usage under the 2008 Plan thereby reducing the shares remaining available under the plan. We ask stockholders to consider the following factors and to vote for the proposed amendment of the 2008 Plan:

Equity incentive awards are an important part of our overall compensation philosophy.  The 2008 Plan is critical to our ongoing effort to build stockholder value. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, equity incentive awards have historically been and remain a critically important component of our compensation program. Our Compensation Committee believes that our ability to grant equity incentive awards to employees is an important factor in our ability to attract, retain and motivate key employees. Our Compensation Committee believes that equity compensation provides a strong incentive for employees to work to grow the business and build stockholder value.

Share exhaustion under the 2008 Plan would harm the competitiveness of our compensation offering.  We believe that the remaining shares in our 2008 Plan are insufficient to meet our future compensation requirements, on a stand-alone Ciena basis, even during the next year. This issue of share exhaustion will be compounded over a longer term by the fact that we expect to approximately double our headcount as a result of the pending Nortel Transaction. We believe we must continue to offer a competitive equity compensation plan in order to attract and motivate our workforce. If the 2008 Plan were to run out of shares available for grant, we would not be able to issue additional equity awards. While we could consider increasing cash compensation if we are unable to grant equity incentives, we believe it would be more prudent to conserve our cash reserves, particularly in light of the uncertainty surrounding market conditions. We also believe that our inability to award equity compensation will result in difficulty attracting, retaining and motivating our employees. We believe equity awards will be important to our retention of key employees of the combined company following the completion of the Nortel Transaction. Equity-based awards are a more effective compensation vehicle than cash at a growth-oriented company because they align employee and stockholder interests with a smaller impact on current income and cash flow. Therefore, we are asking our stockholders to approve the amendment of the 2008 Plan.

We manage our equity incentive award use carefully.  The Compensation Committee carefully monitors our total dilution, burn rate and equity expense to ensure that we maximize stockholder value by granting only the appropriate number of equity awards necessary to attract, reward and retain employees.

Equity Awards Outstanding and Available

When we adopted our 2008 Plan, we determined not to make any further awards under our legacy equity plans and those assumed through acquisition. Since its adoption, we have only granted equity awards under the 2008 Plan, although we expect to grant equity awards under the Inducement Plan to new employees joining us as a result of the Nortel Transaction.

The amendment of the 2008 Plan will not be effective unless and until approved by stockholders. Participation and the types of awards under the 2008 Plan are subject to the discretion of the Compensation Committee and, as a result, the benefits or amounts that will be received by any participant or groups of participants if the amendment of the 2008 Plan is approved are not currently determinable. On the record date, there were ten executive and non-executive officers, seven non-employee directors and approximately 2,200 employees who were eligible to participate in the 2008 Plan, although current practice is generally limited to employees who are employed at the director level and above. As noted above, we are also expecting to increase our overall employee headcount, between the record date and the Annual Meeting, with the addition of at least 2,000 new employees as a result of the Nortel Transaction.

As of January 31, 2010, we had the following awards outstanding and shares available for grant under our existing equity compensation plans:

Equity Compensation Awards

Stock options outstanding	5,358,248
RSUs and performance accelerated restricted units outstanding	4,588,468
Shares remaining available for grant	1,243,982*
Weighted average exercise price of outstanding options	$44.61
Weighted average exercise price of exercisable options	$48.78
Weighted average remaining term of outstanding options	5.07 years

*	Stockholders should note that, due to the application of our current fungible share ratio, the shares remaining available for grant correlate with approximately 775,000 shares available for purposes of awarding full value awards such as RSUs, which has predominately been our practice since fiscal 2007. See “Compensation Discussion and Analysis” for information as to our use of stock unit awards as a preferred form of equity compensation.

Of the stock options outstanding in the table above, approximately 90% were “underwater” (i.e., having an exercise price above the current trading price) based on the $12.75 closing market price per share of Ciena common stock on the last trading day prior to January 31, 2010. Many of these stock option awards have exercise prices that are significantly above the current trading price. As a result, these awards have little value to the employee for purposes of compensation and are of little utility to Ciena for purposes of promoting the retention or motivation of such employees.

Stockholders should also note that the table above does not give effect to (a) the additional 5 million shares requested as part of the amendment of the 2008 Plan set forth in this proposal, and (b) 2.25 million additional shares available for issuance under the Inducement Plan. The Inducement Plan was approved by the Compensation Committee on December 8, 2009 and is intended to enhance Ciena’s ability to attract and retain certain key employees expected to be transferred to Ciena in connection with its pending Nortel Transaction. As noted above, Ciena will not be assuming any Nortel equity plans or outstanding equity awards as part of the Nortel Transaction. The Inducement Plan authorizes issuance, by the Compensation Committee, of restricted stock or restricted stock units representing up to 2.25 million shares of Ciena common stock. The Inducement Plan is intended to be of limited duration and will automatically terminate one year following the closing date of the Nortel Transaction. Upon termination, any shares that remain available for issuance under the Inducement Plan shall cease to be available thereunder and shall not be available for issuance under the 2008 Plan or any other existing Ciena equity incentive plan. The Inducement Plan is intended to qualify under Nasdaq Marketplace Rule 5635(c)(4) permitting the adoption of the plan and issuance of awards thereunder without stockholder approval.

2008 Plan Highlights Ciena’s Commitment to Compensation Best Practices

The 2008 Plan includes a number of important provisions, summarized below, that are designed to protect our stockholders’ interests and that reflect Ciena’s commitment to best practices and effective management of equity compensation:

•	Plan Limits and Additional Shares. The 2008 Plan authorizes a fixed number of shares, and requires stockholder approval to increase the maximum number of securities that may be issued under the 2008 Plan. The 2008 Plan does not contain an evergreen provision or other feature which periodically adds new shares for grant thereunder.

•	Application of Fungible Share Ratio for Counting Grant of Full Value Awards. In recent years our equity incentive compensation has increasingly been in the form of restricted stock units, including performance-

based or performance-accelerated restricted stock units. Under the 2008 Plan, every share underlying such a full-value award is subject to a fungible share ratio that reduces the number of shares available for issuance under the plan by a factor greater than one. The current fungible share ratio is 1.6 shares for every full value share awarded. As part of the proposed amendment, we would decrease the fungible share ratio to 1.31 shares for each full value share awarded.

•	Reasonable Share Counting Provisions. In general, when awards granted under the 2008 Plan expire or are canceled without having been fully exercised, or are settled in cash, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, shares of common stock that are delivered by the grantee or withheld by Ciena as payment of the exercise price in connection with the exercise of a stock option or payment of the tax withholding obligation in connection with any award will not be returned to the share reserve.

•	Minimum Vesting Periods on Full Value Awards. The 2008 Plan provides that restricted stock and stock units subject to time-based vesting conditions may not vest in full in less than three years from the date of grant. Restricted stock and stock units subject to performance-based vesting conditions may not vest in full in less than one year from the date of grant. These minimum vesting periods are subject to exceptions where vesting has occurred due to (i) a participant’s death, disability or retirement, or (ii) a change in control. Only a limited number of shares, equaling 5% of the shares authorized under the 2008 Plan, can be granted with, or subsequently modified to contain, terms that do not meet the minimum vesting period restrictions above.

•	No Repricing. Under the 2008 Plan, repricing of stock options and SARs (including reduction in the exercise price of stock options or replacement of an award with cash or another award type) is prohibited without stockholder approval.

•	No Discount Stock Options or Stock Appreciation Rights. All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted. To date we have not granted any stock appreciation rights under the 2008 Plan.

•	Limitation on Amendments. No material amendments that will increase the benefits under the 2008 Plan (including changing the vesting restrictions described above) or that will increase the aggregate number of shares that may be issued under the plan can be made to the plan without stockholder approval.

•	Section 162(m) Eligibility. Under the 2008 Plan, the Compensation Committee will have the flexibility to approve equity and cash awards eligible for treatment as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Summary Description of the 2008 Plan

A description of the provisions of the 2008 Plan is set forth below. This summary does not purport to be complete, and is qualified in its entirety by reference to the detailed provisions of the 2008 Plan, a copy of which is incorporated by reference as an exhibit to Ciena’s annual report on Form 10-K for the fiscal year ended October 31, 2009.

Administration.  The 2008 Plan is administered by the Compensation Committee of the Board of Directors. The members of the Compensation Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, meet the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 and comply with the independence requirements of The NASDAQ Stock Market. Subject to the terms of the plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan. Members of the Compensation Committee serve at the pleasure of the Board of Directors. The Board of Directors may also appoint one or more separate committees, composed of one or more directors who need not satisfy the independence requirements described above, that may administer the 2008 Plan with respect to participants, provided such grantees are not Ciena executive officers or directors. The Compensation Committee may delegate its authority under the Plan to the extent permitted by applicable law.

Common Stock Reserved for Issuance under the Plan.  The 2008 Plan currently reserves eight million shares of common stock for issuance. If stockholders approve this proposal and the 2008 Plan is amended, the 2008 Plan will provide for the issuance of up to 13 million shares of our common stock. The common stock issued or to be issued under the 2008 Plan consists of authorized but unissued shares or, to the extent permitted by applicable law, issued shares that have been reacquired by Ciena. If any shares covered by an award under the 2008 Plan or a prior plan are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2008 Plan. The number of shares of common stock available for issuance under the 2008 Plan will not be increased by any shares tendered or awards surrendered in connection with the purchase of shares of common stock upon exercise of a stock option or any shares of common stock deducted or forfeited from an award in connection with Ciena’s tax withholding obligations. The number of shares of common stock available for issuance under the 2008 Plan will also be increased by the number of shares subject to awards that are assumed or substituted in connection with the acquisition of another company.

Eligibility.  Awards may be made under the 2008 Plan to employees, directors, and consultants of Ciena or its affiliates, and any other individual whose participation in the plan is determined to be in the best interests of Ciena by the Board of Directors.

Amendment or Termination of the Plan.  The Board of Directors may terminate the 2008 Plan at any time and for any reason. The 2008 Plan will terminate, in any event, ten years after its effective date. The Board of Directors may also amend the 2008 Plan, provided that amendments will be submitted for stockholder approval to the extent required by the Internal Revenue Code or other applicable laws, rules or regulations. In addition, amendments that will increase the benefits under the plan (including changing the vesting restrictions described above) or that will increase the aggregate number of shares that may be issued under the plan must be submitted for stockholder approval.

Options.  The 2008 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code as well as stock options that do not qualify as incentive stock options.

The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant. The fair market value is generally determined as the closing price of the common stock on the date of grant. In the case of 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for stock options that we grant in substitution for options held by employees of companies that we acquire. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed by the Compensation Committee and may not exceed ten years from the date of grant. If the grantee is a 10% stockholder, an option intended to be an incentive stock option will expire after five years. Subject to the minimum vesting periods described above, the Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The ability to exercise options may be accelerated by the Compensation Committee, subject to compliance with the 2008 Plan.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock, or by means of a broker-assisted cashless exercise.

No amendment or modification may be made to an outstanding stock option or stock appreciation right that would be treated as a repricing under the rules of the stock exchange on which the shares of common stock are listed (currently The NASDAQ Stock Market), including replacement with cash or another award type, without the approval of Ciena’s stockholders.

Stock options and stock appreciation rights granted under the 2008 Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the 2008 Plan provides flexibility should we determine to permit limited transfers of non-qualified stock options for the benefit of immediate family members of grantees to help with estate planning concerns.

Other Awards.  The Compensation Committee may also award:

•	Unrestricted Stock, which are shares of common stock at no cost or for a purchase price determined by the Compensation Committee that are free from any restrictions under the plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to participants.

•	Restricted Stock, which are shares of common stock subject to restrictions.

•	Restricted Stock Units, which are rights to receive common stock subject to restrictions.

•	Stock Appreciation Rights, which are rights to receive a number of shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee.

•	Performance and Annual Incentive Awards, ultimately payable in common stock or cash, as determined by the Compensation Committee. The Compensation Committee may grant multi-year, annual or quarterly incentive awards subject to achievement of specified goals tied to business criteria (described below). The Compensation Committee may specify the amount of the incentive award as a percentage of these business criteria, a percentage in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to these business criteria. The Compensation Committee may modify, amend or adjust the terms of each award and performance goal. Awards to individuals who are covered under Section 162(m) of the Internal Revenue Code, or who the Compensation Committee designates as likely to be covered in the future, will comply with the requirement that payments to such employees qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code to the extent that the Compensation Committee so designates. Such employees include the chief executive officer and the three highest compensated executive officers (other than the chief executive officer) determined at the end of each year (the “covered employees”).

Effect of Certain Corporate Transactions.  Certain change in control transactions, such as a sale of Ciena, may cause awards granted under the 2008 Plan to vest, unless the awards are continued or substituted for in connection with the change in control.

Adjustments for Stock Splits, Stock Dividends and Similar Events.  The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2008 Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code limits publicly-held companies such as Ciena to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2008 Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

To qualify as performance-based:

(i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii) the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders before payment is made in a separate vote; and

(iv) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the Compensation Committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.

Under the 2008 Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total stockholder return and earnings per share criteria), are used exclusively by the Compensation Committee in establishing performance goals:

•	net earnings or net income;

•	operating earnings;

•	pretax earnings;

•	earnings (or loss) per share;

•	share price, including growth measures and total stockholder return; and appreciation in and/or maintenance of the price of the shares of common stock or any publicly traded securities of Ciena;

•	earnings (or losses), including earnings or losses before taxes, earnings (or losses) before interest and taxes, earnings (or losses) before interest, taxes and depreciation, earnings (or losses) before interest, taxes, depreciation and amortization, or earnings (or losses) before interest, taxes, depreciation, amortization and stock-based compensation, and other similar adjustments to earnings (or losses);

•	bookings, orders, sales or revenue, or growth in these measures, whether in general, by type of product or product line, by service, or by customer or type of customer;

•	net income (or loss) before or after taxes and before or after allocation of corporate overhead and bonus;

•	gross or operating margins;

•	gross profit;

•	return measures, including return on assets, capital, investment, equity, sales or revenue;

•	cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment and cash flow per share;

•	productivity ratios;

•	expense targets or improvement in or attainment of expense levels or cost reductions;

•	market share;

•	financial ratios as provided in credit agreements of Ciena and its subsidiaries;

•	working capital targets;

•	cash or equivalents at the end of the fiscal year or fiscal quarter;

•	implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, recruiting and maintaining personnel, and strategic or operational objectives;

•	completion of acquisitions of business or companies;

•	completion of divestitures and asset sales; and

•	any combination of any of the foregoing business criteria.

Business criteria may be measured on an absolute or relative basis and on a GAAP or non-GAAP basis.

Under the Internal Revenue Code, a director is an “outside director” if he or she is not a current employee of Ciena; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of Ciena; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a 5% ownership interest), remuneration from Ciena in any capacity other than as a director.

The maximum number of shares of common stock subject to stock options or stock appreciation rights that can be awarded under the 2008 Plan to any person is one million per year. The maximum number of shares of common stock that can be awarded under the 2008 Plan to any person, other than pursuant to an option or stock appreciation right, is one million per year. The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $5 million and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $25 million.

Federal Income Tax Consequences

Incentive Stock Options.  The grant of an option will not be a taxable event for the grantee or for Ciena. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). Ciena will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of one of our subsidiaries from the date the option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. Ciena will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

Non-Qualified Stock Options.  The grant of an option will not be a taxable event for the grantee or Ciena. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of common stock will be the fair market value of the shares of common stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

In the event a grantee transfers a non-qualified stock option to his or her ex-spouse incident to the grantee’s divorce, neither the grantee nor the ex-spouse will recognize any taxable income at the time of the transfer. In general, a transfer is made “incident to divorce” if the transfer occurs within one year after the marriage ends or if it is related to the end of the marriage (for example, if the transfer is made pursuant to a divorce order or settlement agreement). Upon the subsequent exercise of such option by the ex-spouse, the ex-spouse will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise. Any distribution to the ex-spouse as a result of the exercise of the option will be subject to employment and income tax withholding at this time.

Restricted Stock.  A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse and dividends paid while the common stock is subject to restrictions will be subject to withholding taxes. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units.  There are no immediate tax consequences of receiving an award of restricted stock units under the 2008 Plan. A grantee who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee at the end of the restriction period or, if later, the payment date. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Stock Appreciation Rights.  There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2008 Plan. Upon exercising a stock appreciation right, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Performance and Annual Incentive Awards.  The award of a performance or annual incentive award will have no federal income tax consequences for us or for the grantee. The payment of the award is taxable to a grantee as ordinary income. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Unrestricted Common Stock.  Participants who are awarded unrestricted common stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares of common stock on the date of the award, reduced by the amount, if any, paid for such shares. If Ciena complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, Ciena will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Section 280(G).  To the extent payments that are contingent on a change in control are determined to exceed certain Internal Revenue Code limitations, they may be subject to a 20% nondeductible excise tax and Ciena’s deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A.  Ciena intends for awards granted under the plan to comply with Section 409A of the Internal Revenue Code. To the extent a grantee would be subject to the additional 20% excise tax imposed on certain nonqualified deferred compensation plans as a result of a provision of an award under the plan, the provision will be deemed amended to the minimum extent necessary to avoid application of the 20% excise tax.

Proposal No. 2 — Recommendation of the Board of Directors

The Board of Directors unanimously recommends that Ciena stockholders vote “FOR” the amendment of the 2008 Plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit Ciena’s consolidated financial statements for the fiscal year ending October 31, 2010, and is asking stockholders to ratify this appointment at the Annual Meeting.

PwC has audited our consolidated financial statements annually since Ciena’s incorporation in 1992. A representative of PwC is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. In making its recommendation to the Board of Directors to select PwC as Ciena’s independent registered public accounting firm for fiscal 2010, the Audit Committee has considered whether the non-audit services provided by PwC are compatible with maintaining the independence of PwC. Information regarding fees billed by PwC for our 2008 and 2009 fiscal years is set forth under the heading “Relationship with Independent Registered Public Accounting Firm” below.

Our bylaws do not require that stockholders ratify the appointment of our independent registered public accounting firm. We are seeking ratification because we believe it is a matter of good corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that it is advisable to do so.

Proposal No. 3 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the current fiscal year.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows the fees that were billed to Ciena by PwC for professional services rendered for fiscal years 2008 and 2009.

Fee Category	2008	2009

Audit Fees	$2,080,761	$1,994,993
Audit-Related Fees	$81,854	$189,606
Tax Fees	$29,968	$14,232
All Other Fees	—	—

Total Fees	$2,192,583	$2,198,831

Audit Fees

This category of the table above includes fees for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. The preparation of Ciena’s audited financial statements includes compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by PwC of a report expressing its opinion regarding the effectiveness of our internal control over financial reporting. As a result, audit fees for fiscal 2008 and 2009 reflect PwC’s integrated audit of our financial statements and our internal control over financial reporting as of the end of each fiscal year.

Audit-Related Fees

This category of the table above includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” Fiscal 2009 audit-related fees include PwC’s due diligence related services associated with our pending acquisition of substantially all of the optical networking and carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business. Fiscal 2008 audit-related fees include PwC’s due diligence related services associated with our acquisition of World Wide Packets. Audit-related fees for fiscal 2008 also reflect PwC’s services associated with evaluating our internal controls in connection with our implementation of a new version of our Oracle management information system.

Tax Fees

This category of the table above includes fees for tax compliance, tax advice, and tax planning. Services for fiscal 2008 and fiscal 2009 were related to international value added tax (VAT).

All Other Fees

This category of the table above includes fees for services provided by PwC that are not included in the service categories reported above. Ciena did not incur any other fees during fiscal 2008 or fiscal 2009.

Pre-Approval of Services

The Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), each year our independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be accepted by the Audit Committee before the audit commences. Our independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

Each year, management also submits to the Audit Committee a list of non-audit services that it recommends the independent registered public accounting firm be engaged to provide and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of our registered public accounting firm and would be permissible under applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Our management and our independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by Ciena for those services.

To ensure prompt handling of unexpected matters, the Audit Committee has authorized its Chairperson to amend or modify the list of approved permissible non-audit services and fees. If the Chairperson exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.

In compliance with the Audit Committee’s internal policy and auditor independence rules of the SEC, all audit and permissible non-audit services provided by PwC to Ciena for the fiscal years 2008 and 2009 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Ciena specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee oversees Ciena’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee meets with Ciena’s independent registered public accounting firm, PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations and Ciena’s financial reporting practices. The Audit Committee met with management periodically during fiscal 2009 to consider the adequacy of Ciena’s internal controls, and discussed these matters with PricewaterhouseCoopers LLP and Ciena senior management, finance and internal audit personnel. The Committee also discussed with senior management and PricewaterhouseCoopers LLP, Ciena’s disclosure controls and procedures and the certifications by Ciena’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain filings with the SEC.

The Audit Committee has reviewed and discussed Ciena’s audited financial statements for fiscal 2009 with management and with PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding Pricewaterhouse Coopers LLP’s communications with the audit committee concerning independence and has discussed with Pricewaterhouse Coopers LLP its independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2009 be included in Ciena’s annual report on Form 10-K for fiscal 2009 for filing with the SEC.

Submitted by the members of the Audit Committee:

Lawton W. Fitt (Chairperson)
Stephen P. Bradley, Ph.D.
Bruce L. Claflin
Patrick T. Gallagher
Michael J. Rowny

OWNERSHIP OF SECURITIES

The following table sets forth, as of February 15, 2010, the beneficial ownership of Ciena’s common stock for the following persons:

•	all stockholders known by us to own beneficially more than 5% of our common stock;

•	our Chief Executive Officer and the other Named Executive Officers (as that term is defined in the “Executive Compensation Tables” below);

•	each of our directors; and

•	all of our directors and executive officers as a group.

Certain information in the table concerning beneficial owners other than our directors and executive officers is based on information contained in filings made by such beneficial owners with the SEC.

Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise or conversion of any stock option, restricted stock unit or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of February 15, 2010, there were 92,569,766 shares of Ciena common stock outstanding.

	Number		Beneficial	Percent of
	of Shares	Right to	Ownership	Outstanding
Name of Beneficial Owner	Owned(1)	Acquire(2)	Total(3)	Shares

5% or More Stockholders
Brookside Capital Funding Partners Fund, L.P.(4)	8,880,673	—	8,880,673	9.6%
Citadel Investment Group, LLC(5)	5,620,508	—	5,620,508	6.1%
BlackRock, Inc.(6)	4,772,691	—	4,772,691	5.2%
Directors & Named Executive Officers
Patrick H. Nettles, Ph.D.(7)	360,701	162,533	523,234	*
Gary B. Smith	184,904	532,691	717,595	*
Stephen B. Alexander(7)	55,345	274,369	329,714	*
Michael G. Aquino	410	107,649	108,059	*
James E. Moylan, Jr.	54,785	42,793	97,578	*
Arthur D. Smith, Ph.D.	35,067	158,430	193,497	*
Stephen P. Bradley, Ph.D.	13,285	34,070	47,355	*
Harvey B. Cash	29,056	34,070	63,126	*
Bruce L. Claflin	8,642	14,956	23,598	*
Lawton W. Fitt	7,571	43,836	51,407	*
Judith M. O’Brien(7)	11,802	43,350	55,152	*
Michael J. Rowny	10,071	19,951	30,022	*
Patrick T. Gallagher	—	—	—	*
All executive officers and directors as a group (16 persons)	840,277	1,657,034	2,497,311	2.7%

*	Represents less than 1% of outstanding shares.

(1)	Excludes shares that may be acquired through the exercise of stock options, the vesting of restricted stock units or other convertible equity awards.

(2)	Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units within sixty days of the date of this table. For non-employee directors, amounts reported also include shares underlying vested RSUs deferred pursuant to the Directors’ Restricted Stock Deferral Plan.

(3)	Except as indicated in the footnotes to this table or as set forth in the SEC reports identified below, we believe the persons named in this table, based on information they have furnished to us, have sole voting and investment power with respect to all shares of common stock reported as beneficially owned by them, subject to community property laws where applicable.

(4)	Stockholder’s address is 111 Huntington Avenue, Boston, MA 02199. Ownership information is based solely on a Schedule 13G/A, filed by stockholder with the SEC on February 17, 2009, and reflects beneficial ownership as of December 31, 2008.

(5)	Stockholder’s address is 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603. Ownership information is based solely on a Schedule 13G/A, filed by stockholder with the SEC on February 13, 2009, and reflects shared beneficial ownership as of December 31, 2008.

(6)	Stockholder’s address is 40 East 52nd Street, New York, NY 10022. Ownership information is based solely on a Schedule 13G, filed by stockholder with the SEC on January 29, 2010, and reflects beneficial ownership as of December 31, 2009.

(7)	Voting and investment power is shared with spouse.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, and, based on this review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into Ciena’s annual report on Form 10-K for fiscal 2009 by reference to this proxy statement.

Submitted by the members of the Compensation Committee:

Judith M. O’Brien (Chairperson)
Harvey B. Cash
Bruce L. Claflin

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides a description and analysis of our executive compensation program, the various components of executive compensation, and the compensation-related decisions made with respect to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and our three most highly compensated executive officers for fiscal 2009 as set forth below:

•	Gary B. Smith, President and CEO

•	James E. Moylan, Jr., Senior Vice President, Finance and CFO

•	Arthur D. Smith, Senior Vice President and Chief Operating Officer (COO)

•	Stephen B. Alexander, Senior Vice President and Chief Technology Officer

•	Michael G. Aquino, Senior Vice President, Global Field Operations

These employees are referred to in this proxy statement as our “Named Executive Officers.” We have provided detailed compensation information relating to these individuals in the “Executive Compensation Tables” section below. As used in this “Compensation Discussion and Analysis” section, the term “Committee” means the Compensation Committee of the Board of Directors.

Overview

In assessing executive compensation for fiscal 2009, the Committee’s decision-making was materially affected by the weakened economic and market conditions that our business faced in late fiscal 2008. These conditions ushered in a period of significant uncertainty in our business and results of operations, and resulted in a significant decline in the market price of Ciena’s common stock. These conditions also were significant factors in the Committee’s compensation decisions and Ciena’s efforts to retain, compensate and motivate our executive team.

From fiscal 2005 to fiscal 2007, favorable market conditions and the execution of our corporate strategy enabled us to achieve considerable growth in our business and revenues. We grew revenues 32.0% from fiscal 2005 to fiscal 2006 and 38.2% from fiscal 2006 to fiscal 2007. We built upon our return to profitability in fiscal 2006, when we achieved net income of $0.6 million, or $0.01 per share, and delivered net income of $82.8 million, or $0.87 per share, in fiscal 2007. We generated $108.7 million in cash from operations during fiscal 2007 as compared to our use of $79.4 million during fiscal 2006. Through the first nine months of fiscal 2008, our financial performance continued to be strong. We achieved sequential quarterly revenue growth during this period and revenue was up 28.3% over the first nine months of fiscal 2007. Income from operations had increased from $21.5 million in the first nine months of fiscal 2007 to $52.3 million for the first nine months of fiscal 2008.

Market and economic conditions changed dramatically during the second half of fiscal 2008. Our business and results of operations began to experience directly the effects of worsening macroeconomic conditions and significant disruptions in the financial and credit markets globally. We experienced order delays, lengthening sales cycles and slowing deployments, principally among our largest service provider customers in North America and Europe. As economic conditions worsened globally, these effects spread into other customer segments and geographies. Our fourth quarter fiscal 2008 revenue declined to $179.7 million, representing a 29.0% sequential decrease from the prior quarter and a 16.9% decrease from our results in the fourth quarter of fiscal 2007. We also suffered a $30.5 million loss from operations during the fourth quarter of 2008.

Significant uncertainty as to the duration or magnitude of these conditions negatively affected visibility of our business and results of operations into future periods and made structuring executive compensation for fiscal 2009 especially challenging. These conditions caused us to more closely scrutinize our use of cash across the business, including executive compensation practices. Broader market conditions, which included a rapid and steep decline in our stock price during fiscal 2008, also significantly undermined the Committee’s previous compensation decisions and affected decision making as to equity compensation. As a result, for fiscal 2009, the Committee:

•	did not increase base salaries for our executive officers;

•	restructured our cash incentive bonus plan to reduce expense;

•	did not adjust the quarterly performance objectives set forth in our corporate operating plan (established prior to the significant decline in macroeconomic conditions), which also served as the quarterly objectives under our cash incentive bonus plan, resulting in no bonus payments to our executive officers or other employees during fiscal 2009; and

•	sought to address the significant decrease in value of equity awards previously granted to our executive officers, and the corresponding diminution of their intended retentive element, through the grant of considerable new RSU awards.

In addition, to further align the interests of our executive officers and directors with those of our stockholders, and to promote a commitment to sound corporate governance, during 2009, the Committee implemented stock ownership guidelines applicable to our executive officers and directors.

The following discussion describes the specific compensation decisions the Committee made relating to compensation of our Named Executive Officers for fiscal 2009, as well as additional details relating to its consideration of the conditions above and other factors that influenced such compensation decisions.

Compensation-Setting Process for Fiscal 2009

Compensation Committee

The Committee has oversight of Ciena’s compensation programs and has final authority to approve and make decisions with respect to the compensation of Ciena’s executive officers. For a discussion regarding the Committee’s compensation philosophy and principal objectives of our compensation programs, see “Corporate Governance and the Board of Directors — Compensation Committee” above.

Peer Group

For purposes of determining the compensation of our executive officers, including our Named Executive Officers, the Committee, assisted by Compensia, Inc., a national compensation consulting firm engaged by the Committee, selects a group of peer companies against which to compare our existing and proposed compensation levels. Compensia then provides relevant peer company data and analysis comparing our executive compensation to comparable positions within the peer group. Compensia also advises the Committee on compensation structures and alternatives to implement the Committee’s compensation recommendations and objectives. For a discussion regarding Compensia, the scope of its engagement by the Committee and its involvement in our compensation-setting process, see “Corporate Governance and the Board of Directors — Compensation Committee” above.

The Committee generally reassesses the peer group on an annual basis. The Committee modifies the composition of the peer group as it believes necessary to reflect those companies it considers to be similar to, and competitive with, Ciena in the market for executive talent. In the fall of 2007, the Committee performed an extensive reconstitution and review of its peer group, which was completed in November 2007, to assist it in determining fiscal 2008 executive compensation. The Committee reevaluated the peer group in fiscal 2008 and considered, among other things, the following comparison of Ciena to certain characteristics of that peer group as presented by Compensia in August 2008. In comparing the following measures of revenue, net income and operating income change, the Committee considered each company’s performance over their respective most recent four fiscal quarters, comparing this data to the preceding four quarters.

			Operating
		Net Income	Income
		Change as	Change as
	Revenue	Percentage of	Percentage of	Market
	Growth	Revenue	Revenue	Capitalization	Headcount
	(%)	(%)	(%)	($)	(#)

Peer Group Average	6.9%	(14.1)%	(17.1)%	$5.0 billion	18,139
Ciena (actual)	32.7%	8.8%	9.4%	$1.9 billion	1,797
Ciena Percentile of Peer Group	87.9%	100%	100%	42.8%	29.8%

.

Based on its analysis, the Committee concluded that the fiscal 2008 peer group, consisting of the following companies, still constituted an appropriate comparative framework for determining executive compensation in fiscal 2009:

3Com	F5 Networks	Motorola	Sun Microsystems
Avaya	Harris Stratex Networks	NetGear	Time Warner Telecom
Brocade Communications Systems	InterDigital	Sonus Networks	Xilinx
Convergys	JDS Uniphase	Sprint Nextel

The Committee used the information with respect to base salaries, target total cash compensation and target total compensation among comparable executive positions within the Peer Group as a comparative reference in establishing executive compensation for our Named Executive Officers. The Committee also considered how companies in the Peer Group allocated compensation among the various elements of their programs.

In considering the Peer Group compensation data, the Committee recognizes that executive officers in different companies can play significantly different roles, with different responsibilities and scope of work, even though they may hold similar titles or nominal positions. Moreover, from the available information about Peer Group compensation, there is no way to determine the respective qualitative factors that may influence compensation, such as the scope of each executive officer’s responsibilities, their performance during the period under consideration or their perceived importance to their companies’ business, strategy and objectives. Accordingly, the Committee used the Peer Group data as just one of a number of factors in establishing executive compensation levels. The Committee uses the Peer Group data only as a rough guide to provide general compensation information. The Committee does not specifically “benchmark” compensation, or any element thereof, for any particular executive, to the compensation levels of executives occupying similar positions at companies in the Peer Group.

Role of Chief Executive Officer

Our executive officers, including our CEO, do not participate in the determination of their own compensation. As described below, our CEO works with the Chair of the Committee to develop proposed compensation packages for our other executive officers, including the other Named Executive Officers.

As discussed in “Elements of Compensation” below, our CEO provided recommendations to the Committee regarding certain components of each executive officer’s compensation for fiscal 2009. These recommendations were based on his review and assessment of each executive officer’s overall performance during the prior fiscal year, as well as the Peer Group data. Because our CEO works most closely with and supervises our executive team, the Committee believes that he provides invaluable insight in evaluating their performance. Accordingly, he provides the Committee with his assessment of each individual’s performance during the prior fiscal year, success in executing against corporate and functional goals, contribution during the prior fiscal year, and importance and value to Ciena’s future success. He also provides the Committee with additional information regarding the effect of market forces, changes in strategy or priorities upon an individual’s performance, and any other specific challenges faced or overcome by each person in his or her performance during the prior fiscal year.

In any given year, and for any particular Named Executive Officer, the Committee may consider a range of subjective or qualitative factors, including our CEO’s recommendation or assessment of such factors, in making its compensation decisions. These may include, among other things, the importance of such individual to Ciena’s business strategy and objectives, differences in each individual’s tenure and experience, the particular nature of the function performed, the risk that such individual would leave Ciena if not appropriately compensated and motivated, and the likely cost and difficulty that would be encountered in recruiting a replacement. Consideration of any particular factor may range from inapplicable to significant, depending upon the individual and period under consideration. The Committee does not assign relative weights or rankings to such factors and does not maintain a formula or other quantitative mechanism that correlates the assessment of the relevant factors for such individual or fiscal year with the actual compensation awarded. Instead, meeting in executive session, the Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives as to each individual and makes compensation decisions accordingly.

We have identified below, with regard to any particular Named Executive Officer or element of compensation, whether the assessment of our CEO’s recommendation or other qualitative factors significantly affected the compensation components or level of compensation awarded to such Named Executive Officer.

Internal Equity Considerations

In making compensation decisions, the Committee seeks to promote teamwork among, and high morale within, our executive team, including our Named Executive Officers. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation for the executive team, it is mindful of internal pay equity considerations, and assesses the relationship of the compensation of each executive officer to other members of the executive team. The Committee also considers each fiscal year the relative portion of equity awards, in terms of economic value and allocation of shares, made to the executive team, in comparison to eligible non-executive employees.

Elements of Compensation

The compensation of our executive officers, including our Named Executive Officers, includes three principal elements: base salary; cash incentive bonuses that are contingent upon satisfaction of corporate, departmental, or individual performance goals; and equity-based incentive compensation. Our executive officers, including our Named Executive Officers, are generally eligible for the same health and dental insurance, life and accidental death insurance, disability insurance, and other similar benefits as the rest of our salaried employees. As set forth in the “Summary Compensation Table” below, we provide limited perquisites for our executive team, generally consisting of annual physical examinations, tax preparation services and financial planning services. As described more fully in “Change in Control Severance Agreements” below, we maintain severance arrangements with our executive officers, including our Named Executive Officers, which entitle them to certain payments and benefits if their employment is terminated following a change in control of Ciena. We believe that each of these elements is important to furthering one or more of the objectives of our executive compensation program.

Base Salary

Base salaries provide a minimum, fixed level of cash compensation for our executive officers. In establishing base salaries for our executive officers, including our Named Executive Officers, we considered the base salaries for similar positions as reflected in the Peer Group. Although we view the base salaries paid by companies in the Peer Group as useful comparative information, we do not require that our executive officers’ base salaries bear any particular relationship to salaries of executives in similar positions in the Peer Group. In establishing base salaries for the executive officers, the Committee takes into account not only the Peer Group information but also the responsibilities, skills and experience of the individual executive officer, the role he plays, the criticality and value of that role to Ciena, the executive officer’s past performance at Ciena and the performance evaluation and compensation recommendations of our CEO (with respect to each executive officer other than himself).

Between fiscal 2001 and fiscal 2007, the Committee increased the base salaries of our executive team only on limited occasions, with such increases typically made to recognize promotions or significant increases in responsibility. Market survey data provided by Compensia and considered by the Committee for a general view as to compensation trends indicated that, during this period, salary increases in a range of 4% to 5% per year were consistent with historical executive compensation practices in the market. In fiscal 2008, following its experience in hiring and negotiating compensation arrangements for two senior employees, the Committee raised executive base salaries to better align with market compensation and to ensure that our applicable base salaries continued to maintain a meaningful retentive element.

In August 2008, the Committee reviewed these increased fiscal 2008 base salaries for Ciena’s executive officers, as a group, and determined that they were generally competitive with the 50th to 60th percentiles of the same measures for the Peer Group. The Committee also reviewed the base salaries for each Named Executive Officer relative to the Peer Group and determined that our CEO and Arthur Smith were slightly below the 50th percentile and Stephen Alexander was above the 75th percentile. The Committee agreed that Mr. Alexander’s base salary remained both reasonable and appropriate, given that the CEO and the Committee perceive him as critical to

Ciena’s future success in developing and setting Ciena’s strategic product and technology direction, particularly given his substantial industry knowledge and experience and extensive familiarity with Ciena’s engineering resources and strategic direction.. At that time, and in light of the data provided by Compensia, the Committee preliminarily considered an increase in the base salaries of certain Named Executive Officers, primarily to address any inequities relative to similarly situated executives in the Peer Group.

As the Committee continued to evaluate the appropriate level at which to set fiscal 2009 executive base salaries during the fall of 2008, market conditions dramatically worsened and Ciena began to closely scrutinize its use of cash across its business. As a result, the Committee determined not to increase the base salaries of our executive officers, including our Named Executive Officers, for fiscal 2009, with one exception. Specifically, the Committee recommended a base salary increase for Arthur Smith from $350,000 to $375,000 per year, based upon its assessment that Mr. Smith had successfully restructured Ciena’s operations and services functions, achieving considerable cost reductions and gross margin improvement, and had successfully taken on a leading management role for all of Ciena’s research and development functions. Mr. Smith elected not to accept this increase offered by the Committee and his annual base salary remained at $350,000 for fiscal 2009.

The base salary applicable to each Named Executive Officer for fiscal 2009 is set forth in the “Target Total Cash Compensation” table below.

Annual Cash Incentive Bonuses

While the Committee assessed and restructured our annual cash incentive bonus plan for fiscal 2009, as more fully described below, the quarterly performance objectives were ultimately not met and no bonus was awarded under this plan during fiscal 2009 to any executive or non-executive employee participants.

Overview.  Full-time employees, excluding our sales team, generally participate in our annual cash incentive bonus plan, which pays out a target bonus upon the achievement of performance objectives established by the Committee. The bonus plan provides the Committee with the flexibility to establish, for each employee, the performance objectives upon which bonus payments are contingent. These objectives may relate to Ciena’s financial performance or to the achievement of individual, departmental, or team performance objectives. In recent years, the performance objectives established by the Committee have been based on the achievement of quarterly, corporate financial goals.

The Committee establishes “target” bonuses opportunities for the executive officers, and we establish “target” bonuses for all other eligible employees, expressed as a percentage of their base salary. For non-executive employees, these targets range from 4% to 50% of base salary. For executive officers, these target bonus opportunities range from 50% to 100% of base salary. As described more fully below, determination of target bonus percentages for the executive team reflect, in part, the Committee’s desire to provide a targeted delivered value in the form of cash compensation.

Employees in our sales organization do not participate in the annual cash incentive plan. Instead, they are eligible to receive sales incentive compensation, the payment of which is conditioned upon the achievement of certain sales-oriented performance measures, such as revenue, customer orders, sales of specific products, or gross margin. The Committee believes that this type of commission-based incentive compensation arrangement is typical within sales organizations and for our industry. The annual performance objectives for Mr. Aquino’s fiscal 2009 sales incentive compensation are discussed separately below.

Modifications to Incentive Bonus Plan for Fiscal 2009.  The Committee conducted a comprehensive review of the annual cash incentive bonus plan during fiscal 2008, considering the advantages and disadvantages of its design, the continued use of corporate financial measures as performance objectives, whether to tailor performance targets for functional areas, and whether to base payments under the bonus plan on quarterly, semi-annual or annual performance metrics. While the Committee determined not to make significant changes to the program at that time, worsening market conditions and increased uncertainty in Ciena’s business in late fiscal 2008 were significant considerations in the Committee’s subsequent decision to materially modify certain elements of the incentive bonus plan for fiscal 2009.

The Committee initially considered suspending the incentive bonus plan but ultimately decided against that approach. Despite the difficult economic environment, the Committee believed that it was important to maintain an annual cash incentive bonus plan, to continue to focus our employees on the achievement of corporate objectives and, as needed, to recognize superior individual performance. In implementing changes to the annual cash incentive bonus plan for fiscal 2009, the Committee sought to strike a balance between these compensatory goals and the need to limit the cash outlays under the plan, ensuring the plan’s viability and desired effect on our results of operations. As in prior fiscal years, the Committee provided for a range of bonus payments, including a threshold, target and maximum amount.

In an effort to reduce the potential cash expense associated with the annual cash incentive bonus plan, the Committee reduced the applicable target bonus payable during fiscal 2009. As modified, the incentive bonus plan would pay only 75% of the target bonus upon the achievement of 100% of the applicable performance target. The incentive bonus plan would continue to pay 150% of the target bonus upon the achievement of 120% of the applicable performance target. In recognition of the reduced payout at 100% performance, however, the Committee lowered the applicable threshold for achievement under the plan to 25%. The Committee determined that this revised structure was appropriate in light of both Ciena’s aggressive operating plan for fiscal 2009 and its exceptional achievement against the performance goals in its incentive bonus plan during the previous two fiscal years. The percentage of target bonus payable at each of the threshold, target and maximum levels under the bonus plan is set forth in the following table, with payments interpolated for performance results falling between the designated payment levels.

	Fiscal 2008 Bonus Plan		Fiscal 2009 Bonus Plan
	Percentage of	Percentage of	Percentage of	Percentage of
	Performance Goal	Applicable Target	Performance Goal	Applicable Target
	Achieved	Bonus Payable	Achieved	Bonus Payable

“Threshold”	70%	50%	25%	25%
“Target”	100%	100%	100%	75%
“Maximum”	120%	150%	120%	150%

Historically, bonus payments under the plan were allocated based exclusively on target bonus levels and corporate performance. During fiscal 2009, the Committee introduced a mechanism specifically designed to reward the exceptional performance of, or the performance of critical duties and responsibilities by, individual employees. Under this structure, which applied to all bonus eligible employees other than the executive team, approximately 75% of any bonus earned in a quarter would be payable proportionally to all eligible employees, while the remaining 25% of any bonus earned in a quarter would be placed in a set of functional pools and allocated to top performing employees at the discretion of functional management. Allocation of this individual performance element was subject to the approval of the Committee.

Bonus payments under the plan had also historically been based upon the achievement of quarterly, corporate financial goals, typically focused on measures of profitability. In recognition of the increased likelihood of quarterly fluctuations in our revenue and operating results in the face of deteriorating market conditions, the incentive bonus plan was modified for fiscal 2009 to be payable on a quarterly basis based upon the better of our quarterly or fiscal year-to-date performance against the corporate financial goals. The Committee made this change so as not to penalize participants for quarterly fluctuations when longer-term, annual objectives in our operating plan were being met. The Committee also provided that any bonus paid on year-to-date performance would exclude bonus amounts previously paid during the fiscal year so as to avoid duplicate payment for achievement of the same goals.

Applicable Fiscal 2009 Performance Goals under Incentive Bonus Plan.  For fiscal 2009, the Committee determined to structure the annual cash incentive bonus plan based on the quarterly achievement of “adjusted operating income” objectives set forth in our operating plan. The Committee believed that this goal continued to best measure Ciena’s operating performance and to provide eligible employees, including our Named Executive Officers, a strong incentive to continue to leverage our operating model, stress profitable growth of our business and improve operating profit during the fiscal year. In retaining a quarterly structure to the plan, the Committee concluded that attempting to set longer-term performance goals in uncertain market conditions risked the possibility of establishing goals that might prove either too difficult or too easy to achieve. The Committee also believed that certain of the modifications to the annual cash incentive bonus plan, including making bonus payments based upon the better of quarterly or year-to-date performance, provided the proper balance of quarterly targets and appropriate longer term goals in light of prevailing market conditions. Consistent with past practice, the Committee determined to use the same performance goals for all eligible employees, including our Named Executive Officers, in order to align the interests of our employee base and to promote teamwork and morale.

The adjusted operating profit measure gives effect to certain adjustments to our GAAP results. These adjustments include deducting the cost of the bonus plan and certain adjustments — including those that relate to unusual or non-recurring expense or charges and non-cash expenditures — that historically have been consistent with those reported in our quarterly earnings releases. The Committee considers such adjustments equitable and necessary to reflect appropriate measures of operating performance and the goals of the bonus plan. Adjustments in recent years have included, among other things, costs associated with share-based compensation, amortization of intangible assets, restructuring activities, impairment of goodwill and loss on marketable debt instruments. Actual calculation of such adjustments, as compared to our GAAP results, can be found in Ciena’s previously disclosed earnings results. As described below, the annual cash incentive bonus plan did not pay any amounts to executive or non-executive employees during fiscal 2009; accordingly, no additional adjustments associated with the costs of the bonus plan were factored into determining achievement of the applicable quarterly performance goals.

The Committee set the applicable quarterly adjusted operating profit goal at its regular meeting at or near the beginning of each fiscal quarter, and the goal was then communicated to the executive team. The quarterly performance goals for payment of the target incentive bonus for fiscal 2009 were based upon and consistent with the adjusted operating income targets contained in our operating plan and, notwithstanding the continued negative impact on our operating results from substantially weakened market and economic conditions, the Committee determined not to adjust any of those targets during fiscal 2009. We prepare our operating plan prior to the beginning of each fiscal year and this plan forms the basis upon which we manage our business and establish budgets. The operating plan represents the executive team’s best estimate at the time of our forecasted financial results for the year. In general, we believe that the overachievement or underachievement of any performance measure contained in the operating plan is equally likely.

Consideration of Annual Incentive and Total Cash Compensation.  Because Ciena’s target bonuses are based upon a percentage of the applicable annual base salary of each executive, the Committee typically looks at base salary and annual incentive compensation in concert, and considers the effect modifications to either such element have on the total target cash compensation for such person. The Committee considers the potential bonus payments to each Named Executive Officer at the “target” level, together with his base salary, in determining the “target total cash compensation” payable to each executive.

The Committee does not use any specific formula or quantitative measure to set target total cash compensation for any particular executive in comparison to the Peer Group, and generally looks to this information as a general guide that provides one measure of compensation trends and data points. The Committee has previously made adjustments to executive bonus opportunities as it deems necessary based upon a number of qualitative considerations, including to reflect promotions, changes in the scope of an executive’s role and responsibilities, and his or her value and criticality to our business and elements of our strategy.

In August 2008, the Committee reviewed the target total cash compensation for Ciena’s executive officers, as a group, and determined that it was generally commensurate with the 60th percentile of the Peer Group, with significant variance by executive, ranging from below the 50th percentile to above the 75th percentile of total cash compensation for equivalent positions in the Peer Group. In reviewing the target total cash compensation for each Named Executive Officer relative to the Peer Group, the Committee determined that Gary Smith and Arthur Smith were below the 50th percentile of the Peer Group. Based on this information, and for the same reasons that the Committee determined not to increase base salaries for fiscal 2009, the Committee decided not to increase target bonus percentages for the Named Executive Officers in fiscal 2009. Further, for the reasons above, the Committee decided to reduce the percentage of the applicable target bonus payable to the Named Executive Officers upon achievement of 100% of the applicable performance target under the incentive plan for fiscal 2009. These decisions resulted in the following changes to target total cash compensation for the Named Executive Officers identified below.

Total Target Cash Compensation

	Target
	Bonus as	Fiscal 2008		Fiscal 2009
	Percentage		Target		Target
	of Base	Base	Total Cash	Base	Total Cash
	Salary	Salary	Comp.	Salary	Comp.*
Name	(%)	($)	($)	($)	($)

Gary B. Smith	100%	$650,000	$1,300,000	$650,000	$1,137,500
Stephen B. Alexander	75%	$400,000	$700,000	$400,000	$625,000
James E. Moylan, Jr.	75%	$385,000	$673,750	$385,000	$601,563
Arthur D. Smith	75%	$350,000	$612,500	$350,000	$546,875

*	For fiscal 2009, target total cash compensation is based on the sum of base salary and 75% of each person’s applicable target bonus, assuming achievement of 100% of the applicable performance targets.

Messrs. Gary Smith, Moylan, Alexander and Arthur Smith.  For fiscal 2009, the adjusted operating profit goals applicable to our executive and non-executive employees under the cash incentive bonus plan were as follows: $9.1 million for the first quarter, $11.7 million for the second quarter; $16.9 million for the third quarter; and $21.1 million for the fourth quarter. As a result of volatile and uncertain market conditions, and a significant reduction in customer spending on communications networking equipment, Ciena reported adjusted operating losses in each quarter during fiscal 2009. Accordingly, as set forth in “Executive Compensation Tables— Summary Compensation Table” below, no bonus was awarded under the incentive bonus plan during fiscal 2009 to any executive or non-executive employee.

Mr. Aquino.  Mr. Aquino’s annual target incentive opportunity for fiscal 2009 was 100% of his base salary, payable quarterly based upon his achievement of quarterly performance measures approved by the Committee. Unlike the other Named Executive Officers, whose target bonus payables were reduced for fiscal 2009, the Committee determined to retain Mr. Aquino’s 100% bonus opportunity upon achievement of his targets below, to continue to motivate him and incent the achievement of corporate sales objectives in a period of weak economic and market conditions.

Total Target Cash Compensation

	Fiscal 2008			Fiscal 2009
	Base	Target	Target Total	Base	Target	Target Total
	Salary	Bonus	Cash Comp.	Salary	Bonus	Cash Comp.
Name	($)	(%)	($)	($)	(%)	($)

Michael G. Aquino	$315,000	100%	$630,000	$315,000	100%	$630,000

For fiscal 2009, half of Mr. Aquino’s sales incentive compensation was conditioned up the achievement of quarterly orders goals and half was conditioned upon the achievement of quarterly gross profit goals. Each of these performance measures was based upon the targeted corporate performance contained in our operating plan for fiscal 2009.

The orders goals were intended to incentivize building a backlog of orders for Ciena’s products and services to support our continued revenue growth. These goals consisted of a specified value of total orders, expressed as a multiple greater than one of Ciena’s targeted quarterly revenues for fiscal 2009, which goals increased sequentially each quarter during fiscal 2009.

The gross profit goals were intended to incentivize increasing sales at prices and on terms that generated high total gross margins, enabling us to increase our operating margin and profitability. The Committee based the goals upon gross profit dollars, rather than the achievement of a specific percentage, because it believed this measure reflected an appropriate balance of incentivizing improvements in gross margin, while still rewarding revenue growth. For fiscal 2009, Mr. Aquino’s quarterly gross profit goals ranged from $101 million to $115 million, with the goals increasing sequentially each quarter during the fiscal year.

Mr. Aquino’s sales incentive compensation became payable at the threshold level upon the achievement of 60% of the performance goals, with 100% of the bonus paid upon full achievement of the goals. The Committee determined to reduce the threshold performance level for Mr. Aquino’s incentive compensation from that used in previous years in recognition of Ciena’s aggressive operating plan, and therefore the aggressive orders and gross profit targets for fiscal 2009, against the backdrop of prevailing difficult economic and market conditions and uncertainty regarding Ciena’s future business and results of operations. To align payout with performance, the Committee also reduced the percentage of compensation payable to Mr. Aquino upon achievement of performance at or above the threshold level and below the targeted quarterly goals. Payouts for performance in excess of 100% of the targeted quarterly goals were subject to accelerator factors, including multipliers of 1.1 for the orders bonus and 1.2 for the gross profit bonus, with no cap on the amount payable if Mr. Aquino exceeded the goals. Mr. Aquino’s actual quarterly sales incentive compensation payments received during fiscal 2009 are set forth in “Executive Compensation Tables — Summary Compensation Table” below.

Equity-Based Compensation

We have relied heavily on equity-based compensation as a key component of our compensation program throughout much of Ciena’s history. The Committee believes that equity-based incentive compensation performs an essential role in attracting, motivating and retaining executives, while providing them strong incentives to maximize stockholder value. Depending upon the structure and terms of these awards, including their vesting triggers and timing, the Committee believes it can use equity-based awards to focus upon, and reward the achievement of, both short-term and long-term objectives, as well as corporate, departmental, and individual performance. By rewarding holders when the market price of Ciena’s common stock increases, equity awards align the interest of our executive officers with that of our stockholders. The Committee believes that equity awards provide a strong motivation for corporate performance and stockholder return.

Factors affecting 2009 Equity Compensation.  In making its equity compensation decisions for the executive team for fiscal 2009, the Committee was significantly influenced by a number of factors, including the rapid and steep decline in the market price of Ciena’s common stock. Ciena’s common stock price decreased from $35.21 per share on the date the Committee granted fiscal 2008 equity awards to $6.94 per share on the date it granted fiscal 2009 equity awards. This decline had significantly reduced the value of equity awards previously granted to the executive team and adversely affected the intended retentive value or “glue” associated with these awards. All of the Ciena stock options held by executive officers were out of the money at this time, many with exercise prices significantly above our stock price. The value of unvested stock awards had also diminished significantly. As a result, the value of unvested awards held by our executive officers had plummeted to the point that no executive officer held equity worth more than approximately one and one-half times his annual base salary.

The Committee was concerned by the absence of value in each executive officer’s unvested equity holdings and the significant weakening of the intended retentive effect of prior equity awards, particularly when such awards had been awarded during a time when Ciena achieved outstanding financial performance in excess of its operating plan and had grown faster than the market. The Committee determined such value insufficient for purposes of ensuring appropriate retention of the executive team. The Committee also believed that Ciena had built a strong executive team and that, notwithstanding the economic environment, there remained a viable market for top executive talent. Accordingly, the Committee considered a substantial improvement in the retention profile of the executive team as its primary objective in determining equity compensation for fiscal 2009.

In seeking to achieve that objective, however, the Committee’s determination of equity awards was further challenged by the significant decline in Ciena’s stock price, in that it resulted in the need to grant larger equity awards to achieve a comparable delivered value. In considering equity compensation, the Committee was careful to evaluate the increased risk of share depletion under our 2008 Plan and an increase in our burn rate. A combination of factors, including increased hiring activity, headcount additions from our acquisition of World Wide Packets in 2008, and the share counting mechanism under the 2008 Plan for RSU awards, had significantly increased share usage under the 2008 Plan. In particular, the 2008 Plan uses a relatively high fungible share ratio that counts each share underlying an RSU award granted under the plan as 1.6 shares for purposes of calculating the shares remaining available for future issuance under the plan. The combination of this mechanism, along with our increased reliance upon RSUs for equity compensation, was significantly accelerating our use of shares under the 2008 Plan. The Committee was particularly mindful of the projected equity usage and available share reserves in establishing equity compensation for executive and non-executive employees.

Lastly, the rapid deterioration of economic and market conditions and the significant uncertainty as to Ciena’s business and results of operations in fiscal 2009 made granting performance-based compensation especially challenging. As described below, the Committee was keenly aware of the risks of setting performance targets in an environment of economic weakness. With a lack of visibility into future periods and significant uncertainty regarding our business and results of operations going into fiscal 2009, the Committee did not want to establish performance targets that were either too easy or too difficult to achieve and therefore fail to serve their intended purpose. With Ciena’s intent to continue its research and development strategy during the downturn and the likely impact of such strategy on our results of operations, the Committee also considered the unintended consequences, including favoring short-term gain over long-term business needs, in establishing performance targets in an environment of economic weakness.

Process for determining Fiscal 2009 Equity Compensation.  In recent years, the Committee has considered, as one of a number of factors in determining equity compensation for executive officer, the target value at or about the 75th percentile for the value delivered to similar executive officers in the Peer Group. Unlike previous years, however, largely due to the factors set forth above and at the CEO’s recommendation, for fiscal 2009 the Committee determined to develop an target equity value on an aggregate basis for nine executive and non-executive officers, including our Named Executive Officers, and then to allocate the equity among these individuals based on their different responsibilities, individual performance and value to Ciena.

The Committee considered an equity compensation analysis prepared by Compensia in August 2008, which included market equity benchmarks for target equity value to executive officers in the Peer Group. This analysis valued stock options using the Black-Scholes option pricing model and restricted stock awards at the market price of common stock at the time of grant. Based on the analysis, the Committee developed a preliminary aggregate target equity value for the nine individuals referenced above.

In November 2008, after macroeconomic conditions continued to worsen and Ciena’s stock price continued to decline, thereby increasing further the number of shares required to deliver the intended value to the executive and non-executive officers, the Committee requested that Compensia revisit its equity compensation analysis and determine whether any changes were appropriate under the circumstances. Thereafter, Compensia prepared, and the Committee considered, an updated analysis in which the market equity benchmarks for target equity value were adjusted to account for the overall decline in market value of the Peer Group. Adjusting these equity values to give effect to the median decline of Peer Group stock prices over the prior year resulted in a 69% reduction in target equity value. Compensia then used approximately the 75th percentile of the adjusted target equity value and Ciena’s average closing stock price over the previous 30 days to calculate a recommended aggregate share amount for the nine individuals referenced above. Compensia and the Committee then assessed competitive aggregate equity usage levels, considering both burn rate metrics and equity grant expense as a percentage of market capitalization, to reach a recommended aggregate share pool of approximately 1.7 million shares to be available for allocation to our Named Executive Officers and other individuals noted above. While this analysis derived an aggregate share amount that was initially intended to be allocated among the nine individuals above, the Committee ultimately determined to allocate this same aggregate amount among an expanded group of ten executive and non-executive officers.

Our CEO then used the aggregate share amount developed by Compensia and prepared recommendations, for the Committee’s consideration, for allocating the 1.7 million shares among the ten individuals, including our Named Executive Officers. Because of the significant volatility in the market price of Ciena’s common stock at that time, and to ensure that the equity awards provided sufficient retentive value while minimizing the risk of unintentionally providing disproportionately high value to the individuals, the Committee also considered the value of the proposed allocations to each individual utilizing Ciena stock prices of $7.00, $10.00 and $15.00 per share.

For each of the senior executives other than our CEO, the Committee also considered our CEO’s assessment of the individual’s overall responsibilities, performance and value to Ciena and his recommended allocations of the aggregate share amount for each individual. The size of the awards to particular executive officers in relation to their Peer Group counterparts varied considerably due to differences in the individual situations of the executives, the particular nature of the functions they perform at Ciena, their perceived importance to Ciena’s future, and the risk that they would leave Ciena if not appropriately rewarded and motivated.

•	Mr. Alexander, in his role as Chief Technology Officer, received the largest equity allocation (other than the CEO) due to the fact that he was regarded by the CEO and the Committee as critical to Ciena’s future success in developing and setting its strategic product and technology direction, particularly given his substantial industry knowledge and extensive familiarity with Ciena’s engineering resources and strategic direction.

•	Mr. Moylan also received a large equity allocation because he was considered as having provided exceptional performance as CFO since his joining Ciena in December 2007, and because the significant decline in Ciena’s stock price had rendered ineffective the intended retentive element of the substantial stock option grant he received at that time as an incentive to join Ciena.

•	Arthur Smith, as noted above, was viewed as having successfully restructured Ciena’s operations and services functions, which resulted in cost reductions and gross margin improvement, and had assumed additional responsibilities in taking on a leading management role for all of Ciena’s research and development functions.

•	Mr. Aquino had developed a world-class global field organization and directed the function during a period of exceptional sales performance, when Ciena substantially increased its revenues from fiscal 2005 through the first nine months of fiscal 2008, during which time he also continued to receive sales incentive compensation.

Our CEO and the Committee considered each of these individuals to be critical to Ciena’s business strategy and objectives. The Committee made its own similar evaluation for the CEO, noting that Mr. Smith was responsible for leading a successful turnaround of Ciena and had most recently overseen a three-year period during which Ciena achieved outstanding financial performance, grown faster than the market and become profitable. The Committee also considered that, given Mr. Smith’s tenure and experience, he was a highly desirable chief executive officer and, thus, a candidate for recruitment by other companies.

In structuring equity awards for fiscal 2009, the Committee determined to provide the equity awards exclusively in the form of time-based RSUs. The Committee elected to use this straightforward structure in part to avoid the challenges associated with establishing meaningful and appropriate performance-based compensation in an environment of considerable uncertainty and instability, and in part to remain consistent with its approach of favoring RSUs over stock options as the preferred vehicle for equity compensation. Finally, the Committee determined to use a three-year vesting period for RSUs, in contrast to the standard four-year vesting period used for previous equity awards, largely in consideration of the substantially reduced target equity value used in the compensation analysis to derive the fiscal 2009 equity awards. The Committee used this structure for equity awards granted to executive and non-executive employees alike.

As a result of the above process and consideration of the above factors, on December 16, 2008, the Committee approved RSU awards to its Named Executive Officers as follows:

Fiscal 2009
RSU Awards
Named Executive Officer	(#)

Gary B. Smith	500,000
Stephen B. Alexander	250,000
Michael G. Aquino	130,000
James E. Moylan, Jr.	200,000
Arthur D. Smith	175,000

Establishing Performance Goals for Performance-Accelerated Stock Units Granted in Prior Years.  In December 2006 and December 2007, as part of its then-current equity-based compensation strategy and approach, the Committee granted performance accelerated restricted stock units (“PARS”) to the Named Executive Officers, with the exception of Mr. Moylan, who joined Ciena in fiscal 2008 and does not hold any PARS. While RSUs by their nature serve to align the interests of the holders with that of stockholders, the Committee previously sought to amplify the near-term incentive effect of the RSUs by conditioning acceleration of their vesting upon the achievement of specific performance objectives. The Committee believes that PARS provide an effective combination of incentives to achieve the short-term performance targets with incentives for longer-term retention even if those targets are not achieved. Pursuant to their terms, the PARS vest in full four years after the date of grant (assuming that the executive is still employed by Ciena at that time) and, thus, provide a retention element. At the beginning of each of the first three fiscal years following the date of grant, the Committee may establish specific performance goals which, if satisfied, provide for the acceleration of vesting of one-third of the grant amount. The PARS awards to the Named Executive Officers, and the number of shares that were subject to accelerated vesting in December 2009 based on the achievement of specific performance goals for fiscal 2009, is set forth on the following table.

			Portion Subject to
		Total Grant	Performance-Based
		Amount	Acceleration of
Named Executive Officer	PARS Award	(#)	Vesting in Fiscal 2009 (#)

Gary B. Smith	December 18, 2006	60,000	20,000
	December 18, 2007	57,000	19,000
Stephen B. Alexander	December 18, 2006	50,000	16,667
	December 18, 2007	39,000	13,000
Michael G. Aquino	December 18, 2006	30,000	10,000
	December 18, 2007	36,000	12,000
Arthur D. Smith	December 18, 2006	40,000	13,334
	December 18, 2007	36,000	12,000

In fiscal years 2007 and 2008, the Committee used a corporate financial target from our operating plan as the annual performance goal for purposes of determining whether or not to accelerate one-third of each of the PARS awards. However, in determining the applicable performance goal for accelerated PARS vesting in fiscal 2009, the Committee was significantly influenced by its experience in fiscal 2008 when Ciena’s performance through the first nine months of the fiscal year had been strong and we had outperformed our operating plan. However, principally as a result of the significant decline in our results of operations in the fourth quarter of fiscal 2008 due to rapid deterioration in market and economic conditions, the annual performance goal was not achieved and the vesting of one-third of the PARS grant amounts did not accelerate in December 2008.

The Committee considered various alternatives for structuring the PARS performance goal for fiscal 2009, including objectives that were within greater control of the executive team given volatile and uncertain market conditions. As such, rather than using corporate financial goals, the Committee determined to establish performance goals that focused on Ciena’s objective of ensuring the execution of its research and development strategy. To further such objective, the Committee determined to base the PARS performance goals upon Ciena’s critical product deliverables for fiscal 2009. Specifically, acceleration of vesting of the PARS amounts in the above table was conditioned upon the achievement of at least four of five specific product deliverables during fiscal 2009. Four of the deliverables were based upon the achievement of various product life cycle milestones relating to Ciena’s CN 4200, CoreDirector and CN 5430 hardware products and its On-Center network management software, and the fifth deliverable related to certification of Ciena’s carrier Ethernet service delivery products with a specific customer. The Committee subsequently determined that four of the five product deliverables had been successfully met by Ciena during fiscal 2009 without any adjustment and, as a result, concluded that the annual performance goal was achieved. Accordingly, the portion of the PARS awards indicated above vested on December 20, 2009.

Mix of Compensation

In determining the compensation mix among the elements above, the Committee does not assign specific ratios or other relative measures that dictate the total compensation mix to be awarded or targeted to the executive team, or the portion that is either “at risk” or otherwise subject to performance. The Committee allocates compensation to reflect the various goals and objectives of our compensation program and as well as our corporate strategy and operational and financial objectives.

Equity Grant Practices

In recent years, we have sought to provide a consistent approach in our equity grant practices by granting equity awards to our executive officers and directors at or around the same time each year. Equity awards to our executive officers, including our Named Executive Officers, are made by the Committee, and the date of these awards is the same day that the Committee meets to approve the awards. Stock option awards are granted with an exercise price equal to the closing market price of Ciena’s common stock as reported on the date of the grant. For its regular annual consideration of equity awards to our Named Executive Officers, the Committee generally endeavors to meet, approve and grant equity awards to the executive officers promptly following the release of earnings for the fourth quarter and fiscal year. This practice was begun in early fiscal 2007 and continued for annual equity awards made in fiscal 2009, with executive and non-executive awards granted on December 16, 2008.

Change in Control Severance Agreements

We have entered into change of control severance agreements with certain of our executive officers, including each of the Named Executive Officers, which provide severance benefits if the executive’s employment is terminated by us or any successor entity without cause, or the executive resigns for good reason, within one year following a change in control of Ciena. These agreements also provide that upon a change in control of Ciena, any unvested performance-based equity awards will be converted into awards with service-based vesting conditions, the effect of which would be to cause certain unvested awards to become immediately exercisable upon a change in control.

We have entered into change in control severance agreements upon the initial employment of senior employees, upon promotion of current employees to senior executive rank, and when the Compensation Committee determines it to be important for the retention of other key employees. We believe that these severance arrangements are necessary to attract qualified executive officers, who may otherwise be deterred from taking a position with us by the possibility of being dismissed following a change of control, particularly given the significant level of acquisition activity in our industry and the recent performance of our stock price. Except as described above, the executive officers receive no benefits under the agreements unless their employment is terminated without cause, or by the executive for good reason, within 12 months following the transaction. We believe this so-called “double trigger” structure strikes an appropriate balance between the potential compensation payable to executive officers and the corporate objectives described above. We also believe that, were Ciena to engage in discussions or negotiations relating to a corporate transaction that our Board of Directors deems in the interest of stockholders, these agreements would serve as an important tool in ensuring that our executive team remained focused on the consummation of the transaction, without significant distraction or concern relating to personal circumstances such as continued employment.

Our CEO’s change in control severance agreement provides that, upon a termination covered by the agreement, we would make a lump sum payment to him of the greater of $2 million, or the sum of his base salary and annual target incentive bonus. In addition, all of his unvested, outstanding equity awards would vest in full. The change in control severance agreements of the other Named Executive Officers provide that, under the same conditions, they would receive one year of salary continuation and target incentive bonus payments, and accelerated vesting of 50% of their unvested, outstanding equity awards. All Named Executive officers are also eligible for one year of continued participation in our group medical, dental, life and disability plans for up to 12 months. Additional information about the severance benefits payable, continuation of benefits and acceleration of equity awards, as well as the estimated value of these benefits, are discussed in “Potential Payments upon Termination or Change in Control” below.

Required Reimbursement for Personal Use of Corporate Memberships or Tickets

In late 2008, the Committee formally adopted as policy its informal practice of requiring executive officers, including our Named Executive Officers, to reimburse certain costs associated with their personal use of items such as corporate tickets to sporting or cultural events and personal use of any corporate membership at a golf or similar club. Specifically, any executive officer who makes personal use of such tickets is required to reimburse Ciena for the face value of the tickets used. Any executive who makes personal use of a club in which Ciena has a corporate membership must reimburse Ciena for the cost of meals, merchandise, greens fees, lessons and other charges associated with his or her use and, in addition, reimburse Ciena for a pro-rata share of the annual membership dues for each day on which he or she makes personal use of the facilities. To date, any personal usage has been extremely limited as corporate memberships are maintained predominately in order to use these facilities for business-related corporation functions. The annual dues for each of the three executive officers named on the membership are approximately $5,000.

Stock Ownership Guidelines

In the fall of 2009, to further align the interest of Ciena’s executive officers and directors with the interest of its stockholders, and to promote Ciena’s commitment to sound corporate governance, the Committee determined to implement stock ownership guidelines for executive officers, including our Named Executive Officers, and revised stock ownership guidelines for non-employee directors. After extensive evaluation of best practices, and in consultation with the Board of Directors, the Committee developed a proposed set of stock ownership guidelines. Upon recommendation of the Committee, on December 18, 2009, the Board of Directors adopted and approved such guidelines.

The stock ownership guidelines provide that, within five years of the later of the date of adoption of the guidelines or the date an individual first becomes subject to the guidelines:

•	the CEO and Executive Chairman are required to hold shares of Ciena stock equal to a value equal to the lesser of three times their annual base salary or 100,000 shares;

•	the other executive officers, including the Named Executive Officers, are required to hold shares of Ciena stock equal to a value equal to the lesser of 1.5 times their annual base salary or 40,000 shares; and

•	non-employee directors are required to hold shares of Ciena stock equal to a value equal to the lesser of three times their annual cash retainer or 15,000 shares.

Shares that count toward satisfaction of the stock ownership guidelines include: (i) shares owned outright by the executive officer or non-employee director or his or her immediate family members residing in the same household; (ii) shares held in trust for the benefit of the executive officer or outside director or his or her family; and (ii) shares purchased on the open market. Unexercised stock options, whether or not vested, and unvested restricted stock units, do not count toward the satisfaction of the guidelines. The guidelines may be waived, at the Committee’s discretion, if compliance would create hardship or prevent compliance with a court order.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductions we can take in determining our federal income tax for compensation paid to our CEO, and, pursuant to recent IRS guidance, the three other most highly compensated executive officers of Ciena. There is an exception to this limitation for compensation that is “performance-based” as defined in the Code and applicable regulations. We generally seek to maximize the deductibility of executive compensation and our adoption of the 2008 Plan facilitates our ability to qualify compensation as performance-based in compliance with the Code. However, because of our large net operating losses, it is unlikely that we will be required to pay federal income taxes for years, and therefore meeting the requirements of Section 162(m) is not of as significant concern as it might otherwise be. Accordingly, when we believe it to be in the best interests of stockholders, we may enter into compensation arrangements that do not meet the deductibility requirements of Section 162(m).

EXECUTIVE COMPENSATION TABLES

The following tabular information and accompanying narratives and footnotes provide compensation-related information for our CEO and CFO during fiscal 2009 and our other three most highly-compensated executive officers as of the end of fiscal 2009. This information includes all compensation awarded to or earned by each executive officer for the fiscal years indicated below. These individuals are collectively referred to as the “Named Executive Officers” or “NEOs.”

Summary Compensation Table

The Summary Compensation Table below presents the “total compensation” of our Named Executive Officers in accordance with SEC rules. Please note that this amount is not necessarily the actual compensation received by our NEOs during the fiscal years reported. Total compensation includes the dollar amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table, which reflect the compensation expense that we recognized for financial reporting purposes for share-based compensation during these years.

By way of example, for fiscal 2009, these amounts reflect compensation expense related to the equity awards granted to our NEOs in fiscal 2009, as well as awards made in prior fiscal years, to the extent that we recognized compensation expense with respect to such awards during fiscal 2009. The compensation expense we record for financial reporting purposes will likely vary from the amounts actually realized by an NEO based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise or sale of shares, and the market price of our common stock. The actual value realized by our NEOs from the vesting of stock awards and exercise of stock options during fiscal 2009 is presented in the “Option Exercises and Stock Vested” table below. Details about the equity awards granted to our NEOs during fiscal 2009 are presented in the “Grant of Plan-Based Awards” table below.

We have also voluntarily provided supplemental tables in the footnotes to the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table which are intended to reflect the difference between the share-based compensation expense we incurred for financial statement reporting purposes during fiscal 2009 related to the vesting of stock awards and options awards, and the value of restricted stock unit awards and the intrinsic value of option awards, in each case, upon vesting during fiscal 2009. These supplemental tables should not be considered a replacement for the amounts required to be reported in the Summary Compensation Table.

Summary Compensation Table

						Non- Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Gary B. Smith	2009	$650,000	—	$2,370,252	$883,694	—	$22,279	$3,926,225
President and Chief Executive	2008	$626,923	—	$1,776,171	$845,063	$568,750	$19,643	$3,836,550
Officer	2007	$509,616	—	$1,514,340	$539,567	$643,750	$17,593	$3,224,866
James E. Moylan, Jr.	2009	$385,000	—	$709,500	$152,984	—	$23,912	$1,271,396
Senior Vice President Finance and	2008	$347,981	$150,000	$268,708	$134,071	$151,594	$42,409	$1,094,763
Chief Financial Officer
Stephen B. Alexander	2009	$400,000	—	$1,439,919	$432,436	—	$8,732	$2,281,087
Senior Vice President, Chief	2008	$396,154	—	$1,250,914	$406,123	$262,500	$9,206	$2,324,897
Technical Officer	2007	$382,020	—	$1,026,337	$206,758	$362,109	$4,759	$1,981,983
Michael G. Aquino	2009	$315,000	—	$1,044,163	$462,051	$140,744	$6,638	$1,968,596
Senior Vice President,	2008	$312,692	—	$991,944	$450,467	$200,304	$16,053	$1,971,460
Global Field Operations	2007	$305,770	—	$695,520	$285,840	$356,982	$6,230	$1,650,342
Arthur D. Smith	2009	$350,000	—	$1,186,605	$411,833	—	$16,036	$1,964,474
Senior Vice President, Chief	2008	$346,154	—	$1,100,251	$387,759	$229,687	$15,895	$2,079,746
Integration Officer	2007	$331,250	—	$899,507	$207,063	$313,828	$15,360	$1,767,008

(1)	Reflects the share-based compensation expense we recognized each fiscal year for financial reporting purposes for stock awards. Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions.

The following supplemental table sets forth the share-based compensation expense we recognized for financial statement reporting purposes during fiscal 2009 based on the grant date fair value of the stock award, differentiating between compensation expense that related to awards granted during fiscal 2009 and expense that related to awards granted in prior fiscal years.

Share-Based Compensation Expense
Incurred for Stock Awards During Fiscal 2009
(Supplemental Table)

	Fiscal 2009	Prior Year
	Awards	Awards
	($)	($)

Gary B. Smith	$1,007,216	$1,363,037
James E. Moylan, Jr.	$402,886	$306,614
Stephen B. Alexander	$503,608	$936,311
Michael G. Aquino	$261,876	$782,287
Arthur D. Smith	$352,525	$834,080

The amounts reported above represent the compensation expense associated with RSU awards granted during fiscal 2009, as well as the compensation expense associated with RSU and PARS awards granted from fiscal years 2005 through fiscal 2008, that continued to vest during fiscal 2009.

The following supplemental table sets forth the economic value of stock awards that vested during fiscal 2009, differentiating between the value that related to awards granted during fiscal 2009 and the value that related to awards granted in prior fiscal years. The value of stock awards vesting during fiscal 2009 was determined by multiplying the aggregate number of shares vesting by the closing market price per share of our common stock on The NASDAQ Stock Market on the vesting date. For information relating to the market value of unvested stock awards at the end of fiscal year end, see the “Outstanding Equity Awards at Fiscal Year End” table below.

Vesting Date Economic Value for Stock Awards Vesting During Fiscal 2009
(Supplemental Table)

	Fiscal 2009	Prior Year
	Awards	Awards
	($)	($)

Gary B. Smith	$1,391,251	$176,948
James E. Moylan, Jr.	$556,501	$131,759
Stephen B. Alexander	$695,624	$95,187
Michael G. Aquino	$361,724	$62,631
Arthur D. Smith	$486,937	$90,175

(2)	Reflects the share-based compensation expense we recognized each fiscal year for financial reporting purposes for stock option grants. Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions. We calculate compensation expense related to stock options using the Black-Scholes option pricing model. For additional information regarding the relevant assumptions made in calculating this compensation expense, see the “Share-Based Compensation Expense Assumptions Table” below.

Because we did not grant any stock options to NEOs in fiscal 2009, the share-based compensation expense we incurred for financial statement reporting purposes during fiscal 2009 set forth in the Option Awards column is entirely related to stock options granted to NEOS in prior fiscal years.

The following supplemental table sets forth the intrinsic value on the vesting date for stock options that vested during fiscal 2009. The intrinsic value was determined by multiplying the aggregate number of shares vesting during fiscal 2009 by the difference between the exercise price of such option and the closing market price per share of our common stock on The NASDAQ Stock Market on the vesting date.

Intrinsic Value on Vesting Date for Option Awards Vesting During Fiscal 2009
(Supplemental Table)

Intrinsic Value
($)

Gary B. Smith	—
James E. Moylan, Jr.	—
Stephen B. Alexander	—
Michael G. Aquino	—
Arthur D. Smith	—

(3)	For Mr. Aquino, the amount reported represents the aggregate sales incentive compensation earned during fiscal 2009 as a result of his achievement of certain sales performance measures described in “Compensation Discussion and Analysis — Annual Cash Incentive Bonuses” above. Quarterly payments during fiscal 2009 were as follows:

	Sales Incentive Compensation for Fiscal 2009
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Michael G. Aquino	$28,064	$26,602	$26,630	$59,448

(4)	All other compensation includes the following for each Named Executive Officer (as applicable) during fiscal 2009:

(a)	For Messrs. Gary Smith, Alexander and Arthur Smith, costs associated with annual physical examination based on the amount paid for such service.

(b)	For Messrs. Gary Smith and Arthur Smith, reimbursement of costs associated with financial planning and tax preparation services. Our Named Executive Officers are currently eligible to select their own provider for these services, subject to reimbursement costs not to exceed $10,000.

(c)	For each Named Executive Officer, Section 401(k) plan matching contributions paid by us and generally available to all full-time U.S. employees.

(d)	Gross up for tax purposes to Named Executive Officers identified above that used financial planning and tax preparation services above.

Share-Based Compensation Expense Assumptions

The following table sets forth the share-based compensation expense assumptions used in the calculation of compensation expense for awards issued to our Named Executive Officer in those periods in which stock options were granted to such persons. There were no stock options granted to the Named Executive Officers in fiscal 2009.

	2005	2006	2007	2008

Expected volatility	58.3% - 65.8%	61.5%	55.8%	53.0%
Risk-free interest rate	3.65% - 4.26%	4.32% - 5.14%	5.03%	3.58%
Expected term (years)	3.9 - 4.5	6.0	6.0	5.1 - 5.3
Expected dividend yield	0.0%	0.0%	0.0%	0.0%

Grants of Plan-Based Awards

The following table sets forth, on a grant-by-grant basis, information regarding equity and non-equity awards made to each of the NEOs during fiscal 2009.

Non-Equity Incentive Plan Awards.  Non-equity incentive plan awards for fiscal 2009 represent the estimated range of potential payouts possible under our annual cash incentive bonus plan for fiscal 2009, assuming “threshold”, “target,” and “maximum” payments possible upon satisfaction of applicable performance measures in each of our four fiscal quarters. As more fully described in “Compensation Discussion and Analysis,” the Compensation Committee revised the bonus payment structure under the annual cash incentive bonus plan for fiscal 2009 to reduce the applicable bonus payment and the target performance level. Specifically, for fiscal 2009, the applicable target bonuses were payable as follows:

	Fiscal 2009 Bonus Plan
	Percentage of	Percentage of
	Performance Goal	Applicable Target
	Achieved	Bonus Payable

“Threshold”	25%	25%
“Target”	100%	75%
“Maximum”	120%	150%

For Mr. Aquino, the table includes the estimated range of annual sales incentive compensation payable during fiscal 2009, assuming “threshold”, “target” and “maximum” payments possible upon satisfaction of applicable performance measures in each of our four fiscal quarters. For a description of these awards, see “Compensation Discussion and Analysis — Annual Cash Incentive Bonuses” above. The actual amounts earned by the NEOs during fiscal 2009 are set forth in the “Non-Equity Incentive Compensation” column of the “Summary Compensation Table” above. There are no additional or future payouts to the NEOs pursuant to the non-equity incentive plan awards granted for fiscal 2009.

Equity Awards.  All equity awards during fiscal 2009 were granted under our 2008 Omnibus Incentive Plan (the “2008 Plan”). The 2008 Plan, which is the subject of a proposed amendment for consideration by stockholders at this Annual Meeting, is described in Proposal 2 above, which sets forth the material terms of the 2008 Plan and the proposed amendment.

For each equity award made to our NEOs during fiscal 2009, the date the award was approved by our Compensation Committee was the same as the grant date. During fiscal 2009, we made equity awards to our NEOs solely in the form of restricted stock units (RSUs). Each RSU represents a contractual right to receive one share of our common stock. The RSU awards granted to the NEOs in fiscal 2009 vest over a three — year term, with one-twelfth of the grant amount vesting four times each calendar year.

Calculation of Full Grant Date Fair Value.  The amounts reported in the “Full Grant Date Fair Value” column reflect, for each equity award granted in fiscal 2009, the total compensation expense for financial statement reporting purposes that we expect to incur, as of the date of grant, over the entire vesting period of the award. By way of example, the amount reported for each RSU award in fiscal 2009 sets forth the aggregate compensation expense we expect to incur for that award over a period beginning in fiscal 2009 and ending in fiscal 2012. A portion of this amount is included in our Summary Compensation Table each year during the award’s vesting. The Full Grant Date Fair Value will likely vary from the amount actually realized by any NEO based on a number of factors, including the number of shares that ultimately vest, the satisfaction or failure to meet any performance criteria for vesting or acceleration, the timing of any exercise or sale of shares, and the price of our stock. For RSUs, we calculate grant date fair value by multiplying the number of shares granted by the closing price per share of our common stock on the grant date. For a discussion of the assumptions used to value awards reported, see the “Share-Based Compensation Expense Assumptions” table included under the “Summary Compensation Table” above.

Grants of Plan-Based Awards

										All Other
			Estimated Possible			Estimated Future			All Other Stock	Option Awards:
			Payouts Under			Payouts Under			Awards: Number	Number of
			Non-Equity Incentive			Equity Incentive Plan			of Shares	Securities	Exercise or Base	Full Grant
			Plan Awards(l)			Awards			of Stock or	Underlying	Price of Option	Date Fair
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock Units	Options	Awards	Value
Name	Type of Award	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(4)	($/Sh)	($)(5)

Gary B. Smith	RSU	12/16/2008	—	—	—	—	—	—	500,000	—	—	$3,470,000

	Incentive Comp.		$162,500	$487,500	$780,000

James E. Moylan, Jr.	RSU	12/16/2008	—	—	—	—	—	—	200,000	—	—	$1,388,000

	Incentive Comp.		$72,188	$216,563	$346,500	—	—	—

Stephen B Alexander	RSU	12/16/2008	—	—	—	—	—	—	250,000	—	—	$1,735,000

	Incentive Comp.		$75,000	$225,000	$360,000

Michael G. Aquino	RSU	12/16/2008	—	—	—	—	—	—	130,000	—	—	$902,200

	Incentive Comp.		$189,900	$315,000	N/A

Arthur D. Smith	RSU	12/16/2008	—	—	—	—	—	—	175,000	—	—	$1,214,500

	Incentive Comp.		$65,625	$196,875	$315,000

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award-by-award basis, information related to unexercised options and unvested stock awards held by each NEO as of the end of fiscal 2009. The vesting conditions for each award, including the identification of those awards that are subject to accelerated performance-based vesting conditions, are set forth in the footnotes below the table. The market value of equity awards that have not vested is calculated by multiplying the number of shares by $11.73, the closing market price per share of our common stock on The NASDAQ Stock Market on October 30, 2009, the last trading day of fiscal 2009.

We have also voluntarily provided supplemental information in the table below relating to the intrinsic value of exercisable and unexercisable stock options held by our NEOs at fiscal year end. The intrinsic value reported was determined by multiplying the aggregate number of shares subject to such award (without regard to exercisability) by the difference between the exercise price of such option and the closing market price per share of our common stock on The NASDAQ Stock Market on the last trading day of fiscal 2009. As indicated below, all of the options held by our NEOs at fiscal year end were “out of the money.” This supplemental information is not required by SEC rules and should not be considered a replacement for the information required to be reported in the table below or elsewhere in the Executive Compensation Tables.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards						Stock Awards
										Market
										Value of
		Number of	Number of					Number of		Shares or
		Securities	Securities			Intrinsic		Shares or		Units of
		Underlying	Underlying			Value of		Units of		Stock
		Unexercised	Unexercised		Options	Exercisable and		Stock That		That
		Options	Option		Exercise	Unexercisable		Have Not		Have Not
		(#)	(#)		Price	Options	Option	Vested		Vested
Name	Grant Date	Exercisable	Unexercisable		($)	($)	Expiration Date	(#)		($)

Gary B. Smith	12/18/2007	31,625	37,375	(1)	$35.21	—	12/18/2017
	12/18/2006	53,125	21,875	(2)	$27.88	—	12/18/2016
	11/2/2005	54,805	2,232	(3)	$16.52	—	11/2/2015
	12/9/2003	32,857	—		$47.32	—	12/9/2013
	11/19/2002	100,000	—		$31.71	—	11/19/2012
	3/12/2002	100.000	—		$72.03	—	3/12/2012
	10/16/2001	88.442	—		$114.66	—	10/16/2011
	12/16/2008							375.000	(5)	$4.398.750
	12/18/2007							12.937	(6)	$151.751
	12/18/2007							57.000	(7)	$668.610
	12/18/2006							40.000	(8)	$469.200

		Option Awards						Stock Awards
										Market
										Value of
		Number of	Number of					Number of		Shares or
		Securities	Securities			Intrinsic		Shares or		Units of
		Underlying	Underlying			Value of		Units of		Stock
		Unexercised	Unexercised		Options	Exercisable and		Stock That		That
		Options	Option		Exercise	Unexercisable		Have Not		Have Not
		(#)	(#)		Price	Options	Option	Vested		Vested
Name	Grant Date	Exercisable	Unexercisable		($)	($)	Expiration Date	(#)		($)

James E. Moylan, Jr.	12/18/2007	16.042	18.958	(1)	$35.21	—	12/18/2017
	12/16/2008							150.000	(5)	$1.759.500
	12/18/2007							19.687	(6)	$230.929
Stephen B. Alexander	12/18/2007	21,542	25,458	(1)	$35.21	—	12/18/2017
	12/18/2006	21.250	8.750	(2)	$27.88	—	12/18/2016
	11/2/2005	38,467	818	(3)	$16.52	—	11/2/2015
	12/10/2004	17,857	—		$19.95	—	12/10/2014
	12/9/2003	7,857	—		$47.32	—	12/9/2013
	11/19/2002	42,857	—		$31.71	—	11/19/2012
	3/12/2002	53,571	—		$72.03	—	3/12/2012
	10/16/2001	34,942	—		$114.66	—	10/16/2011
	12/16/2008							187,500	(5)	$2,199,375
	12/18/2007							9,000	(6)	$105,570
	12/18/2007							39,000	(7)	$457,470
	12/18/2006							33,334	(8)	$391,008
Michael G. Aquino	12/18/2007	19,708	23,292	(1)	$35.21	—	12/18/2017
	12/18/2006	21,250	8,750	(2)	$27.88	—	12/18/2016
	6/1/2006	14,881	4,762	(4)	$31.43	—	6/1/2016
	10/26/2005	5,417	—		$17.43	—	10/26/2015
	6/10/2005	917	—		$16.52	—	6/10/2015
	10/26/2004	781	—		$16.87	—	10/26/2014
	11/5/2003	2,820	—		$46.90	—	11/5/2013
	5/14/2003	1,785	—		$38.85	—	5/14/2013
	5/20/2002	12,685	—		$48.30	—	5/19/2012
	12/16/2008							97,500	(5)	$1,143,675
	12/18/2007							7,875	(6)	$92,374
	12/18/2007							36,000	(7)	$422,280
	12/18/2006							20,000	(8)	$234,600
	6/1/2006							1,340	(9)	$15,718
Arthur D. Smith	12/18/2007	19,708	23,392	(1)	$35.21	—	12/18/2017
	12/18/2006	17,708	7,292	(2)	$27.88	—	12/18/2016
	11/2/2005	14,513	967	(3)	$16.52	—	11/2/2015
	12/9/2003	6,000	—		$47.32	—	12/9/2013
	11/19/2002	25,000	—		$31.71	—	11/19/2012
	3/12/2002	26,785	—		$72.03	—	3/12/2012
	10/16/2001	12,899	—		$114.66	—	10/16/2011
	5/16/2001	7,142	—		$388.08	—	5/16/2011
	1/17/2000	5,086	—		$233.85	—	1/17/2010
	12/16/2008							131,250	(5)	$1,539,563
	12/18/2007							7,875	(6)	$92,374
	12/18/2007							36,000	(7)	$422,280
	12/18/2006							26,667	(8)	$312,804

(1)	Remaining unvested options granted on December 18, 2007 vest in equal monthly amounts from November 1, 2009 through December 1, 2011. Options granted to Mr. Moylan vested as to one quarter of the grant amount on December 18, 2008 and in equal monthly amounts from January 18, 2009 through December 18, 2011.

(2)	Remaining unvested options granted on December 18, 2006 vest in equal monthly amounts from November 1, 2009 through December 1, 2010.

(3)	Remaining unvested options granted on November 2, 2005 vest in equal monthly amounts through November 1, 2009.

(4)	Remaining unvested options granted on June 1, 2006 vest in equal monthly amounts from December 1, 2009 through June 1, 2010.

(5)	Remaining unvested RSUs granted on December 16, 2008 vest in equal amounts on March 20, June 20, September 20 and December 20 through December 20, 2011.

(6)	Remaining unvested RSUs granted on December 18, 2007 vest in equal amounts on March 20, June 20, September 20 and December 20 through December 20, 2011. Unvested RSUs granted to Mr. Moylan vested as to one quarter of the grant amount on December 20, 2008 and in equal amounts on March 20, June 20, September 20 and December 20 through December 20, 2011.

(7)	Remaining unvested PARS granted on December 18, 2007 vest in their entirety on December 20, 2011. The vesting of all or a portion of the shares, however, may be accelerated upon the achievement of performance goals established by the Compensation Committee on an annual basis. For fiscal 2009, up to one-third of the shares underlying each award disclosed above was subject to acceleration upon the achievement of certain corporate performance targets described in “Compensation Discussion and Analysis — Equity-based compensation” above. The Compensation Committee determined that this performance goal had been achieved and on December 20, 2009 vesting for one-third of the grant amount was subject to acceleration of vesting.

(8)	Remaining unvested PARS granted on December 18, 2006 vest in their entirety on December 20, 2010. The vesting of all or a portion of the shares, however, may be accelerated upon the achievement of performance goals established by the Compensation Committee on an annual basis. For fiscal 2009, up to one-third of the shares underlying each award disclosed above was subject to acceleration upon the achievement of certain corporate performance targets described in “Compensation Discussion and Analysis — Equity-Based Compensation” above. The Compensation Committee determined that this performance goal had been achieved and on December 20, 2009 vesting for one-third of the grant amount was subject to acceleration of vesting.

(9)	Remaining unvested RSUs granted on June 1, 2006 vest in equal amounts on the last day of each fiscal quarter through May 1, 2010.

Option Exercises and Stock Vested

The following table sets forth, as to each NEO, information related to stock options exercised and stock awards that vested during fiscal 2009. The value realized upon exercise of options is a pre-tax amount that reflects the number of shares exercised during fiscal 2009, multiplied by difference between the closing price per share of our common stock on the date of exercise and the exercise price of the option. The value realized upon vesting of stock awards is a pre-tax amount determined by multiplying the number of shares of stock vested during fiscal 2009 by the closing price per share on the vesting date for that award. Information as to value does not take into account reductions related to withholding tax, brokerage commissions or fees, or forfeiture or other disposition of shares to cover these amounts.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of
	Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Gary B. Smith	—	—	142,358	$1,568,198
James E. Moylan, Jr.	—	—	65,313	$688,260
Stephen B. Alexander	—	—	71,860	$790,812
Michael G. Aquino	—	—	38,680	$424,356
Arthur D. Smith	—	—	52,610	$577,112

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes and quantifies the estimated compensation payments and benefits that would be paid to our Named Executive Officers in each of the following situations:

•	upon death or disability;

•	upon a change in control in Ciena; and

•	upon a termination of employment following a change in control of Ciena.

We do not maintain employment agreements with our executive officers, including the NEOs. The information below describes those limited instances in which our NEOs would be entitled to payments following a termination of employment and/or upon a change in control of Ciena. Our NEOs are “at will” employees and, except as otherwise described below, they are only entitled to payment of accrued salary and vacation time, on the same terms as provided to our other employees, upon any resignation, retirement or termination of employment, with or without cause. Except as otherwise noted below, the calculations below do not include any estimated payments for those benefits that we generally make available on the same terms to our full-time, non-executive employees in the United States.

The estimated payments below are calculated based on compensation arrangements in effect as of the last day of our fiscal 2009 and assume that the triggering event occurred on such date. The estimated payment amounts are based on a Ciena common stock price of $11.73; the closing price per share of our common stock on The NASDAQ Stock Market on October 30, 2009, the last trading day of our fiscal 2009. Our estimates of potential payments are further based on the additional assumptions specifically set forth in the tables below. Although these calculations are intended to provide reasonable estimates of potential compensation benefits payable, the estimated payment amounts may differ from the actual amount that any individual would receive upon termination or the costs to Ciena associated with continuing certain benefits following termination of employment.

Payments Upon Death or Disability

Certain RSU awards granted to employees, including our NEOs, prior to fiscal 2007 provided for acceleration of vesting upon the death or disability of the holder. While these acceleration provisions were not unique to our NEOs, we had only recently started granting RSU awards and these awards were predominately granted to our executive officers at that time. As a result, we have reflected in the table below the value of this acceleration. In addition, RSU awards granted under our 2008 Plan provide for an additional 12 months of vesting following a termination of service resulting from the holder’s death or disability. This acceleration of vesting upon death or disability applies to all employees under the 2008 Plan, not just our NEOs. Under the 2008 Plan, a disability is defined as inability to perform each of the essential duties of that person’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months. For each NEO, the amount in the table below reflects the value of their RSUs that are subject to acceleration of vesting upon death or disability multiplied by $11.73 per share, the closing price per share of our common stock on The NASDAQ Stock Market on October 30, 2009, the last trading day of our fiscal 2009.

Acceleration of Vesting of Equity Awards Upon Termination Due to Death or Disability

Value of
RSU Acceleration
Name	($)

Gary B. Smith	$1,466,250
James E. Moylan, Jr.	$586,500
Stephen B. Alexander	$733,125
Michael G. Aquino	$396,943
Arthur D. Smith	$513,188

Payments Upon Change in Control

We have entered into change in control severance agreements with our executive officers, including each of our NEOs. These agreements provide that upon a “change in control,” any performance-based equity awards (including awards that provide for performance-based acceleration of vesting, such as our PARS), to the extent unvested, will be converted into awards with time-based vesting conditions. For these converted awards, the unvested portion will be deemed to have commenced vesting on the grant date, with vesting continuing as to one-sixteenth of the grant amount at the end of each three-month period following the grant date. Converting these awards will cause certain unvested awards to become immediately exercisable or vested upon a change in control.

In addition, under the terms of certain of our legacy equity incentive plans and stock option award agreements, certain outstanding stock options held by employees, including our NEOs, are subject to 12 months acceleration of vesting upon a change in control of Ciena. As noted in the table below, because such stock options were “underwater” as of the end of fiscal 2009, no value would have been realized based upon acceleration of stock options if there had been a change of control as of October 31, 2009.

The following table shows, for each NEO, the estimated value of: (i) the conversion of performance-based equity awards, and the resulting acceleration of vesting of these awards, and (ii) the 12 months’ acceleration of vesting for stock options, in each case, assuming that there was a change in control of Ciena on the last day of our fiscal 2009 and that the acquiror has assumed or provided substitute awards for our outstanding equity awards (see also the “Acceleration of Vesting of Equity Awards Resulting from Change in Control Where Equity Awards are not Assumed or Replaced by Acquiror” table below). The value of stock awards is determined based on the number of shares subject to acceleration of vesting, multiplied by $11.73 per share, the closing price per share of our common stock on The NASDAQ Stock Market on October 30, 2009, the last trading day of our fiscal 2009. The value of stock options is determined based on the number of shares subject to acceleration of vesting, multiplied by the difference between the actual exercise price of each award and $11.73 per share. Conversion of performance-based stock awards and acceleration of stock option vesting upon a change in control does not require termination of employment.

Acceleration of Vesting of Equity Awards Upon Change in Control

						Accelerated Vesting of
	Conversion of Performance-Based Stock Awards					Option Awards Upon
	Upon Change in Control					Change in Control
				Shares		Number of
				Subject to		Shares
			Shares	Accelerated	Value	Subject to	Value
			Subject to	Vesting Upon	Realized on	Accelerated	Realized on
		Type of	Conversion	Conversion	Acceleration	Vesting	Acceleration
Name	Grant Date	Award	(#)	(#)	($)	(#)	($)

Gary B. Smith	12/18/2007	PARS	57,000	24,938	$292,523
	12/18/2006	PARS	40,000	27,500	$322,575
	Various	Option				38,232	—

James E. Moylan, Jr.	Various	Option				8,750	—

Stephen B. Alexander	12/18/2007	PARS	39,000	17,063	$200,149
	12/18/2006	PARS	33,334	22,917	$268,818
	Various	Option				20,068	—

Michael G. Aquino	12/18/2007	PARS	36,000	15,750	$184,748
	12/18/2006	PARS	20,000	13,750	$161,288
	Various	Option				23,012	—

Arthur D. Smith	12/18/2007	PARS	36,000	15,750	$184,748
	12/18/2006	PARS	26,667	18,334	$215,053
	Various	Option				17,967	—

Payments Upon Change in Control Where Equity Awards are not Assumed or Substituted

Upon a change in control where the acquiror does not assume Ciena’s outstanding unvested awards or replace them with substitute awards, our current and legacy equity compensation plans provide for acceleration of vesting, or defer any determination of any acceleration of vesting generally to the discretion of our Compensation Committee. This is a typical provision in the design of equity plans and intended to protect the interests of executive and non-executive employees alike. Moreover, we consider the likelihood of such treatment of equity awards by an acquiror in a change in control to be remote. In the table below, however, for illustrative purposes, we have calculated the estimated payments assuming the full acceleration of outstanding awards upon a change in control where the acquiror neither assumes outstanding awards nor provides substitute awards. Due to the unlikelihood of such an occurrence, however, we have calculated these amounts separate from the potential payments upon a change in control above, and have not factored this acceleration feature into the estimated payments upon a termination of employment following a change in control below.

For purposes of calculating the estimated value of stock options subject to acceleration below, we have multiplied the number of shares subject to accelerated vesting by the difference between the applicable option exercise price and $11.73 per share, the closing price per share of our common stock on The NASDAQ Stock Market on October 30, 2009, the last trading day of our fiscal 2009. Because all options held by our NEOs were underwater as of the end of fiscal 2009, no value would have been realized based on the acceleration of options if there had been a change of control as of October 31, 2009 where equity awards are not assumed or substituted. Stock awards subject to accelerated vesting have been valued at $11.73 per share.

Acceleration of Vesting of Equity Awards Upon Change in Control
Where Equity Awards are not Assumed or Replaced by Acquiror

	Value of	Value of
	Stock	Stock
	Option	Award
	Acceleration	Acceleration
Name	($)	($)

Gary B. Smith	—	$5,688,311
James E. Moylan, Jr.	—	$1,990,429
Stephen B. Alexander	—	$3,153,423
Michael G. Aquino	—	$1,908,647
Arthur D. Smith	—	$2,367,020

Payments Upon Termination Following Change in Control

Our change in control severance agreements also provide our executive officers, including each of our NEOs, with severance benefits in the event that his or her employment is terminated by us or any successor entity without “cause,” or, by the officer for “good reason,” within one year following a “change in control.” We refer to this double trigger event, which requires both a change in control of Ciena and a subsequent termination of employment, as a “covered termination.” Severance benefits may also apply where the officer is terminated in advance of a change in control and the officer can reasonably demonstrate that his or her termination was in connection with or in anticipation of the change in control. Our change in control severance agreements continue in effect for the duration of each officer’s employment and for up to a period of 14 months following a change in control.

Payment of any severance benefits pursuant to the change in control severance agreements is conditioned upon the officer agreeing to be bound by provisions restricting his or her ability to compete with us, and to solicit our employees or business, for one year after termination, as well as the officer’s delivery to us of a general release and waiver of claims. In the event of a breach of these provisions, the officer must reimburse all severance benefits paid. The severance benefits described below are to be paid by us or our successor upon a covered termination.

Salary and Bonus Payment.  Pursuant to his change in control severance agreement, upon a covered termination, we would be required to make a lump sum payment to Gary Smith equal to the greater of $2 million or the sum of his base salary and annual bonus. Our other NEOs would be entitled to receive the following for one year: (i) salary continuation, paid bi-weekly in accordance with standard payroll practices; and (ii) continued quarterly bonus payments under our annual incentive bonus plan . The base salary and bonus payments in both instances above would be determined based on the salary rate and incentive compensation program in effect immediately prior to either the date of termination or the effective date of the change in control, whichever is higher. Bonus amounts are to be paid at the “target” level.

Continuation of Benefits.  Upon a covered termination, each NEO and his or her family would be eligible to continue to participate in our group medical, dental, life and disability plans until the earlier of the first anniversary of the covered termination or the date of such officer’s commencement of alternate employment. If we cannot continue benefits coverage, we are obligated to pay for or provide equivalent coverage at our expense. We would also be required to pay the officer, on a grossed-up basis at the highest marginal income tax rate for individuals, an amount sufficient to cover any additional taxes incurred due to income realized from continued benefits coverage, solely to the extent such taxes result from non-employee status. We are also required to continue to maintain director and officer insurance coverage for the NEOs as well as any indemnification agreement we have entered into with them.

Treatment of equity awards.  Upon a covered termination, all unvested options and RSUs held by Gary Smith would immediately vest and become exercisable. For the other NEOs, upon a covered termination, 50%

of their unvested options and RSUs (including any performance-based awards previously converted to time-based vesting upon a change in control) would vest immediately.

Applicability of Excise Taxes.  Should any payment of severance benefits to our NEOs pursuant to the change in control severance agreements be subject to excise tax imposed under federal law, or any related interest or penalties, the change in control severance agreements provide that the payments would be either (a) paid in full by us, or (b) paid in a lesser amount such that no portion of the payments would be subject to the excise tax, whichever results in receipt of a greater amount by the NEO. This “best choice” mechanism above does not require Ciena to pay any excise taxes, or to make gross-up payments related to such excise taxes, resulting from any payment of severance benefits. Under the change in control severance agreements, responsibility for any excise taxes remains with the employee. Ciena amended its change in control severance agreements in 2007 to eliminate the payment of excise taxes and any gross-up payments by Ciena related to excise taxes.

See “Applicable Definitions” below to better understand the meaning of the terms “change in control,” “cause” and “good reason” under our change in control severance agreements.

The following table shows the estimated value of the payments that would be paid to each NEO pursuant to the change in control severance agreements. Upon a covered termination, payment of the amounts below would be in addition to the amounts set forth in the “Payments Upon Change in Control” table above.

Potential Payments Upon Termination of Employment Following a Change in Control

			Accelerated Vesting of		Accelerated Vesting of
			Stock Awards		Option Awards
			Upon Covered Termination		Upon Covered Termination
	Salary and				Shares
	Bonus	Continuation	Shares Subject		Subject to
	Severance	of Benefits	to Accelerated	Value Realized on	Accelerated	Value Realized on
	Payment	Coverage	Vesting	Acceleration	Vesting	Acceleration
Name	(S)(l)	($)(2)	(#)	($)(3)	(#)	($)(4)

Gary B. Smith	$2,000,000	$9,937	432,500	$5,073,225	23,250	—
James E. Moylan, Jr.	$601,563	$9,438	84,844	$995,220	5,104	—
Stephen B. Alexander	$625,000	$9,937	114,427	$1,342,229	7,479	—
Michael G. Aquino	$630,000	$9,937	66,608	$781,312	6,896	—
Arthur D. Smith	$546,875	$9,937	83,855	$983,619	6,792	—

(1)	Reflects pre-tax, absolute dollar amounts for severance payments to each NEO based upon: (a) annual salary in effect as of the end of fiscal 2009; and (b) annual incentive compensation payable during fiscal 2009 at the target level.

(2)	Includes aggregate incremental costs (a) for continuation of medical and dental benefits as assumed for financial statement reporting purposes, and (b) for continuation of life and disability insurance benefits, in each case, assuming we are able to continue such existing coverage, continuation costs are commensurate with costs incurred for such coverage during fiscal 2009 despite the NEO’s non-employee status, and no additional tax will be incurred by any NEO solely resulting from their non-employee status.

(3)	Value reflects the number of RSUs and PARS subject to acceleration of vesting, multiplied by $11.73 per share.

(4)	Value reflects the number of shares underlying stock option subject to acceleration of vesting, multiplied by the difference between the actual exercise price of each award and $11.73 per share.

Applicable Definitions

For purposes of determining whether a change in control or covered termination has occurred under the change in control severance agreements, the following terms generally have the following meanings:

“Cause” means:

•	the officer’s willful or continued failure substantially to perform the duties of his position, as determined by the Board of Directors;

•	any willful act or omission constituting dishonesty, fraud or other malfeasance;

•	any act or omission constituting immoral conduct or a willful material violation of our Code of Business Conduct and Ethics that is injurious to our financial condition or business reputation;

•	a final adjudication of liability of the officer in any SEC or other civil or criminal securities law action; or

•	the officer’s conviction of, or plea of nolo contendere to, a felony.

“Good reason” means:

•	removal from, or failure to be reappointed to, the officer’s principal position held immediately prior to the change in control;

•	material diminution in the officer’s position, duties or responsibilities held immediately prior to the change in control;

•	reduction in base salary, incentive compensation opportunity or participation in other benefit plans as in effect immediately before the change in control;

•	relocation of principal workplace more than 50 miles; or

•	the failure to obtain the assumption of the change in control severance agreement by any successor company.

“Change in control” means:

•	the sale or exchange by our stockholders of all or substantially all of our outstanding stock, or a merger, consolidation, sale or exchange transaction, in each case, where the stockholders before such transaction do not retain at least a majority voting interest in the acquiring corporation after such transaction;

•	the sale or transfer of all or substantially all of our assets;

•	our liquidation or dissolution; or

•	any other event determined to be a change in control by our Board of Directors.

POLICY FOR RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a written Policy for Related Person Transactions. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any related party transaction or series of transactions in which: (i) Ciena was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.

For purposes of the policy, a related person is one of the following:

•	any Ciena director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act),

•	any immediate family member of a Ciena director, nominee for director or executive officer,

•	any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to Ciena as a beneficial owner of more than 5% of its voting common stock, and

•	any immediate family member of significant stockholder.

Under the policy, all related person transactions above a certain de minimis threshold are required to be approved or ratified by the Audit Committee, or another committee consisting solely of independent directors. As a general rule, any director who has a direct or indirect material interest in the related person transaction should not participate in the consideration of whether to approve or ratify the transaction. Prior to entering into a related person transaction, the material facts regarding the transaction, including the interest of the related person, must be presented to the Audit Committee for review. The Committee will consider whether the related person transaction is advisable and whether to approve, ratify or reject the transaction or refer it to the full Board of Directors, in its discretion. If the Committee approves a related person transaction, it will report the action to the full Board of

Directors, and Ciena will disclose the terms of related person transactions in its filings with the SEC to the extent required.

CERTAIN RELATED PERSON TRANSACTIONS

Ciena has entered into indemnification agreements with each of its directors and executive officers. These agreements require Ciena to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with Ciena.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of the end of fiscal 2009, with respect to the shares of Ciena common stock that may be issued under Ciena’s existing equity compensation plans.

	Number of securities to		Number of securities remaining
	be issued upon exercise	Weighted average exercise	available for future issuance under
	of outstanding options,	price of outstanding options,	equity compensation plans (excluding
Plan category	warrants and rights	warrants and rights	securities reflected in Column (A)
	(A)	(B)	(C)

Equity compensation plans approved by security holders(1)	3,001,336	$42.97	6,757,186 (2)
Equity compensation plans not approved by security holders(3)	2,537,006	$49.14	— (4)
Total	5,538,342	$45.80	6,757,186

(1)	Consists of awards outstanding under the following equity compensation plans:

•	2008 Plan

•	2000 Equity Incentive Compensation Plan;

•	1994 Third Amended and Restated Stock Option Plan;

•	1996 Outside Directors Stock Option Plan;

•	ESPP; and

•	equity compensation plans assumed by Ciena in connection with its merger with ONI Systems Corp., including, the ONI 1998 Equity Incentive Plan.

Awards outstanding in column (A) do not include approximately 3.7 million shares underlying RSU awards issued and outstanding at the end of fiscal 2009.

(2)	As of October 31, 2009, column (C) reflects approximately 3.3 million and 3.5 million shares available for issuance under the 2008 Plan and ESPP, respectively. As of January 31, 2010, only 1,243,982 shares remained available for issuance under the 2008 Plan, which is equivalent to approximately 775,000 shares available for RSU awards given the current fungible share ratio applicable to the 2008 Plan. Pursuant to the terms of the 2008 Plan, if any shares covered by an award under the 2008 Plan or a “prior plan” (as such term is defined in the 2008 Plan) are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock covered by that award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2008 Plan. The ESPP includes an evergreen feature, pursuant to which, on December 31 of each year, the number of shares available for issuance annually increases by up to 571,428 shares, provided that the total number of shares available for issuance at any time under the ESPP may not exceed 3,571,428 shares.

(3)	Consists of 1999 Non-Officer Stock Option Plan and equity compensation plans assumed by Ciena in connection with acquisitions, including the Cyras Systems, Inc. 1998 Stock Plan, the Internet Photonics, Inc. 2000 Corporate Stock Option Plan, the Catena Networks, Inc. 1998 Equity Incentive Plan and the World Wide Packets, Inc. 2000 Stock Incentive Plan.

(4)	Does not reflect the 2.25 million shares available for issuance pursuant to the 2010 Inducement Equity Award Plan approved by the Board of Directors subsequent to the end of fiscal 2009. For more information regarding this plan, please see Proposal 2 above.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some proposals by stockholders may be eligible for inclusion in our proxy statement for the 2011 Annual Meeting. Submitted stockholder proposals must include proof of ownership of Ciena common stock in accordance with Rule 14a-8(b)(2). These submissions must comply with the rules of the SEC for inclusion in our proxy statement and must be received no later than October 28, 2010. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

If you wish to present a proposal or nomination before our 2011 Annual Meeting, but you do not intend to have your proposal included in our 2011 proxy statement, your proposal must be delivered no earlier than December 15, 2010 and no later than January 14, 2011. If the date of our 2011 Annual Meeting of stockholders is more than 30 calendar days before or more than seventy days after the anniversary date of the Annual Meeting, your submission must be delivered not earlier than 120 days prior to such Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting or the tenth day following the public announcement of the date of such meeting.

To submit a proposal or nomination, stockholders should provide written notice to Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland 21090, Attention: Corporate Secretary. During fiscal 2008, we amended our bylaws to clarify the applicability of Ciena’s advance notice provision to all stockholder proposals, whether or not submitted for inclusion in Ciena’s proxy statement. As amended, Article I, Section 4(A)(3)(c) of the bylaws, governing stockholder submission of a proposal or nomination of a person for election as a director, requires a stockholder to include the following information in the notice provided to Ciena:

•	the name and address of such stockholder and any beneficial owner;

•	the class and number of shares that are owned beneficially and of record by the stockholder and any beneficial owner;

•	a representation that the stockholder is entitled to vote at the meeting and intends to attend the meeting to present the proposal or director nomination;

•	whether the stockholder intends to conduct a proxy solicitation;

•	a description of any agreement, arrangement or understanding between the stockholder, any beneficial owner, any of their affiliates or other persons acting in concert with them, with respect to the nomination or proposal; and

•	a description of any agreement, arrangement or understanding, including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares, entered into as of the notice date by, or on behalf of, the stockholder and any beneficial owner, the effect or intent of which is to mitigate loss, manage risk, benefit from share price changes, or increase or decrease voting power of the stock held by such person.

The description above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates available on the “Corporate Governance” page of the “Investors” portion of our website at www.ciena.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires Ciena’s directors and officers, and persons who own more than 10% of Ciena’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and

The NASDAQ Stock Market. Such persons are required by SEC regulations to furnish Ciena with copies of all Section 16(a) forms that they file.

Based solely on Ciena’s review of the copies of such forms furnished to Ciena and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements of our directors and executive officers were met.

ANNUAL REPORT ON FORM 10-K

A copy of Ciena’s annual report to stockholders for fiscal 2009, which includes the annual report on Form 10-K, has been posted on the Internet along with this proxy statement, each of which is accessible by following the instructions in the Notice. The annual report is not incorporated into this proxy statement and is not considered proxy-soliciting material.

Ciena filed its annual report on Form 10-K with the SEC on December 22, 2009. Ciena will mail without charge, upon written request, a copy of its annual report on Form 10-K for fiscal 2009, excluding exhibits. Please send a written request to Investor Relations, Ciena Corporation, 1201 Winterson Road, Linthicum, Maryland, 21090, or access these materials from the “Investors” page of Ciena’s website at www.ciena.com.

HOUSEHOLDING OF PROXY MATERIALS

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding.” This saves Ciena money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

DIRECTIONS TO THE ANNUAL MEETING

Directions to the 2010 Annual Meeting of Stockholders to be held at The Westin Baltimore Washington Airport — BWI, located at 1110 Old Elkridge Landing Road, Linthicum, Maryland are set forth below.

I-495, Washington Beltway

Follow I-495 to Exit 22 (BWI Parkway-295 North), continue approximately 20 miles and exit onto West Nursery Road. Merge right at the West Nursery Road traffic light, follow to the 2nd traffic light and make a right onto Winterson Road. Follow to Old Elkridge Landing Road, turn right and the hotel is on left.

I-695, Baltimore Beltway

Follow I-695 to Exit 7A (BWI Parkway-295 South), continue on 295 South and exit onto West Nursery Road. Turn left onto West Nursery Road, follow to 3rd traffic light and make a right onto Winterson Road. Follow to Old Elkridge Landing Road, turn right and the hotel is on left.

Annapolis/Ocean City/Route 50

Follow Route 50 to Route 97, which will merge into Route 3. Follow Route 3 North towards Baltimore. Follow Route 3 North to I-695 West towards Towson. Follow I-695 to Exit 7A (BWI Parkway-295 South), continue on 295 South and exit onto West Nursery Road. Turn left onto West Nursery Road, follow to 3rd traffic light and make a right onto Winterson Road. Follow to Old Elkridge Landing Road, turn right and the hotel is on the left.

ANNEX A

AMENDMENT TO
CIENA CORPORATION 2008 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Ciena Corporation 2008 Omnibus Incentive Plan (the “Plan”) was adopted by the Board of Directors of Ciena Corporation (the “Company”) on February 15, 2010, and is effective as of          , 2010, the date upon which the Amendment received approval of the stockholders of the Company.

1. The Plan is hereby amended by deleting Section 4.1 and replacing it in its entirety as follows:

“4.1. Number of Shares Available for Awards.

Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance under the Plan shall be thirteen million, all of which may be granted as Incentive Stock Options, increased by shares of Stock covered by awards granted under a Prior Plan that are not purchased or are forfeited or expire, or otherwise terminate without delivery of any Stock subject thereto, to the extent such shares would again be available for issuance under such Prior Plan. Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.”

2. The Plan is hereby amended by

“4.3. Share Usage.

Shares covered by an Award shall be counted as used as of the Grant Date. Any shares of Stock that are subject to Awards of Options shall be counted against the limit set forth in Section 4.1 as one share for every one share subject to an Award of Options. With respect to SARs, the number of shares subject to an award of SARs will be counted against the aggregate number of shares available for issuance under the Plan regardless of the number of shares actually issued to settle the SAR upon exercise. Any shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against the limit set forth in Section 4.1 as 1.31 shares for every one share granted. If any shares covered by an Award granted under the Plan are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any Stock subject thereto or is settled in cash in lieu of shares, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture, termination or expiration, again be available for making Awards under the Plan in the same amount as such shares were counted against the limit set forth in Section 4.1, provided that any shares covered by an Award granted under a Prior Plan will again be available for making Awards under the Plan in the same amount as such shares were counted against the limits set forth in the applicable Prior Plan. The number of shares of Stock available for issuance under the Plan shall not be increased by (i) any shares of Stock tendered or withheld or Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as described in Section 12.2, or (ii) any shares of Stock deducted or delivered from an Award payment in connection with the Company’s tax withholding obligations as described in Section 18.3.”

* * *

A-1

To record adoption of the Amendment of the Plan by the Board as of February 15, 2010, and approval of the Amendment by the stockholders on          , 2010, the Company has caused its authorized officer to execute this Amendment to the Plan.

CIENA CORPORATION

By:
Name:
Title:
Date:

A-2

002CS1A260

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted via the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 14, 2010.

Vote by Internet
•	Log on to the Internet and go to
www.envisionreports.com/ciena

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

 A   Proposals — The Board of Directors recommends a vote “FOR” Proposal 1, 2 and 3 below.
1. Election of three Class I directors and one Class III director:

	For	Against	Abstain		For	Against	Abstain
01 - Lawton W. Fitt	☐	☐	☐	02 - Patrick H. Nettles, Ph. D	☐	☐	☐

03 - Michael J. Rowny	☐	☐	☐	04 - Patrick T. Gallagher	☐	☐	☐

					For	Against	Abstain
2. Approval of the amendment of the 2008 Omnibus Incentive Plan.					☐	☐	☐

3. Ratification of the appointment of PricewaterhouseCoopers LLP as Ciena’s independent registered public accounting firm for the fiscal year ending October 31, 2010.					☐	☐	☐
+

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.
 B   Non-Voting Items

Change of Address — Please print new address below.

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator , corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

+

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CIENA CORPORATION

1201 Winterson Road
Linthicum, Maryland 21090
Proxy for Annual Meeting of Stockholders to be held April 14, 2010
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, and appoints Gary B. Smith, James E. Moylan, Jr. and David M. Rothenstein, or any of them, the proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Ciena Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ciena Corporation to be held on Wednesday, April 14, 2010 at 3:00 p.m., or any adjournment thereof.